                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                GTE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                     (LOGO)GTE CORPORATION
                                                     One Stamford Forum
                                                     Stamford, Connecticut 06904
                                                     Telephone: 203-965-2000

CHARLES R. LEE
Chairman and Chief Executive Officer                 March 8, 1996

To Our Shareholders:

     On behalf of the Board of Directors, I cordially invite you to attend the 1996 Annual Meeting of Shareholders of GTE Corporation. The Annual Meeting will be held from 2:00 P.M. to 4:00 P.M., Local Time, on Wednesday, April 17, 1996, in the Wisteria Room of the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut. The formal notice of the Annual Meeting appears on the next page and directions to the Annual Meeting are printed on the back cover.

     The attached Proxy Statement describes matters that we expect will be acted upon at the Annual Meeting. Shareholders who are present at the Annual Meeting will have the opportunity to ask questions.

     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it in the postage prepaid envelope. The Board of Directors recommends that shareholders vote FOR Items 1 and 2, and AGAINST Items 3 through 11, as listed on the proxy card.

     We are gratified by our shareholders' continued interest in GTE and pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

                                          Sincerely,

                                          /s/ Charles R. Lee

(GTE LOGO)

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 17, 1996

                                                           Stamford, Connecticut
                                                                   March 8, 1996

     The Annual Meeting of Shareholders of GTE Corporation will be held in the Wisteria Room of the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut, on Wednesday, April 17, 1996, at 2:00 P.M., Local Time, for the following purposes:

        1. To elect four Class I directors and two Class II directors to the Board of Directors;

        2. To ratify the appointment of auditors;

        3. To consider and act upon the following nine shareholder proposals described in the accompanying Proxy Statement:

          (a) eliminate the staggered election of directors,

          (b) establish a policy of reporting on GTE's foreign military sales,

          (c) establish a policy of reporting on GTE's equal employment opportunity/affirmative action program,

          (d) endorse the CERES Principles,

          (e) require shareholder approval of bonuses to executive officers in excess of $30,000,

          (f) require shareholder approval of agreements with officers and directors providing for the payment of benefits upon a change in control,

          (g) eliminate non-employee directors' retirement plan and pensions previously granted under the plan,

          (h) establish criteria to limit executive officers' compensation so that it does not exceed 75 times the wages of the average hourly employee and to more closely link wages and compensation to company profits, and

          (i) limit increases in executive officers' total annual cash compensation to an amount no greater than the average annual percentage pay increases to employees; and

        4. To act upon any other matters properly coming before the Annual Meeting and any adjournment thereof.

     Only shareholders of record at the close of business on February 27, 1996 will be entitled to vote at the Annual Meeting.

                                          By order of the Board of Directors,

                                          MARIANNE DROST
                                             Secretary

     PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                   (GTE LOGO)

                ONE STAMFORD FORUM, STAMFORD, CONNECTICUT 06904

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 17, 1996

     This Proxy Statement is furnished to shareholders of GTE Corporation ("GTE" or the "Corporation") in connection with GTE's Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held from 2:00 P.M. to 4:00 P.M., Local Time, on Wednesday, April 17, 1996, at the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut, and at any adjournment thereof. The board of directors of GTE (the "Board of Directors" or the "Board") is soliciting proxies to be voted at the Annual Meeting.

     This Proxy Statement and Notice of Meeting, the proxy card and GTE's Annual Report to shareholders were mailed to shareholders beginning March 8, 1996.

RECORD DATE

     Only shareholders of record at the close of business on February 27, 1996 are entitled to vote in person or by proxy at the Annual Meeting.

PROXY PROCEDURE

     The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder attends the Annual Meeting, he or she may vote by ballot.

     If a shareholder does not return a signed proxy card or does not attend the Annual Meeting and vote in person, his or her shares will not be voted.

     If a shareholder returns a signed proxy card but does not mark the boxes, the shares represented by that proxy card will be voted as recommended by the Board of Directors. Otherwise, the signed proxy card will be voted as indicated on the card. The proxy card also gives the individuals named as proxies discretionary authority to vote the shares represented on any other matter that is properly presented for action at the Annual Meeting. A shareholder may revoke his or her proxy at any time before it is voted by: (i) giving notice in writing to the Secretary of GTE (the "Secretary"); (ii) granting a subsequent proxy; or
(iii) appearing in person and voting at the Annual Meeting.

     If a shareholder participates in the GTE Shareholder Systematic Investment Plan (the "SSIP"), his or her proxy card represents both the number of shares registered in that shareholder's name and the number of full shares credited to his or her SSIP account. All such shares will be voted in accordance with the instructions on the proxy card.

     Participants in the GTE Savings Plan, the GTE Corporation Savings, Investment & Tax-Deferral Plan for Hourly Employees, the GTE Hourly Savings Plan, the AGCS Savings Plan and the AGCS Hourly Savings Plan (collectively, the "Savings Plans") and the Consolidated Employee Stock Ownership Plan of GTE Corporation (the "CESOP") who are also holders of additional shares of the Corporation's common stock (the "GTE Common Stock") will receive one proxy card representing all holdings registered in a similar manner. Accordingly, the executed proxy card also will provide instructions to the trustees of the Savings Plans and the CESOP for the voting of shares held in those plans. If their accounts are not registered in a similar manner, shareholders will receive

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

a separate proxy card for their individual and plan holdings. Unvoted shares of the CESOP are voted at the discretion of the trustee of the CESOP. Unvoted shares of the Savings Plans are voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.

COST OF SOLICITATION

     GTE is responsible for the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees of GTE in person or by telephone, or by other means. In addition, GTE has retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies, and it is estimated their charges and expenses will not exceed $30,000. GTE also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in accordance with the regulations of the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange, Inc. (the "NYSE") concerning the sending of proxies and proxy material to the beneficial owners of stock.

VOTING

  Shares Outstanding

     As of January 31, 1996, the outstanding voting stock of GTE consisted of 975,598,047 shares of GTE Common Stock. Each share of GTE Common Stock is entitled to one vote.

     It is GTE's policy that all proxies, ballots and tabulations that identify the vote of individual shareholders are kept confidential. These items are not seen by nor reported to the Corporation, except where shareholders write comments on their proxy cards, as necessary to meet legal requirements or in a contested proxy solicitation.

  Vote Required

     The nominees for directors who receive a plurality of the votes cast by the holders of the outstanding GTE Common Stock entitled to vote at the Annual Meeting will be elected. An affirmative majority of the votes cast is required to ratify the appointment of auditors and to approve each of the shareholder proposals. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director or any proposal. Abstentions are counted toward determining whether a quorum has been obtained. However, shares represented by broker non-votes are not considered present at the meeting and, accordingly, are not counted towards quorum.

PROXY STATEMENT PROPOSALS

     At the Annual Meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The shareholders also vote to ratify or reject the auditors selected by the Audit Committee and approved by the Board of Directors. In addition, the Board of Directors may submit other matters to the shareholders for action at the Annual Meeting.

     Shareholders of GTE also may submit proposals for inclusion in the proxy material. These proposals must meet the shareholder eligibility and other requirements of the SEC. In order to be included in GTE's 1997 proxy material, a shareholder's proposal must be received no later than November 8, 1996 at GTE's Corporate Headquarters, One Stamford Forum, Stamford, Connecticut 06904,
Attention: Secretary.

     In addition, GTE's By-Laws (the "By-Laws") provide that in order for business to be brought before the Annual Meeting, a shareholder must deliver written notice to the Secretary not less than 30 nor more than 60 days prior to the date of the Annual Meeting. The notice must state the shareholder's name, address and number of shares of GTE Common Stock held, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the Annual Meeting and any material interest of the shareholder in the proposal.

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

     The By-Laws also provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to the Secretary. The notice must be delivered not less than 30 nor more than 60 days before the date of a meeting of shareholders. The notice must set forth the following: the name and address of and number of shares of GTE Common Stock owned by the shareholder (and that of any other shareholders known to be supporting said nominee) and the nominee for election as a director; the age of the nominee; the nominee's business address and experience during the past five years; any other directorships held by the nominee; the nominee's involvement in certain legal proceedings during the past five years; and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the nominee's consent to serve as a director of GTE if elected.

BOARD OF DIRECTORS

     The Board of Directors manages the business of GTE. It establishes the overall policies and standards for GTE and reviews the performance of management. The directors are kept informed of GTE's operations at meetings of the Board and committees of the Board (the "Committees") and through reports and analyses and discussions with management.

     The Board of Directors meets on a regularly scheduled basis and, during 1995, met on thirteen occasions. In addition, significant communications between the directors and the Corporation occur apart from regularly scheduled meetings of the Board and its Committees. Accordingly, management does not regard attendance at meetings to be the primary criterion in evaluating the contributions a director makes to GTE. For the Board of Directors as a whole, average attendance at meetings of the Board and its Committees (the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all Committees on which each director served) during 1995 was 94.1%. During 1995, none of the incumbent directors attended less than 75% of the aggregate of the total number of Board meetings and the total number of meetings of all Committees on which he or she served.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established six standing Committees and has assigned certain responsibilities to each of those Committees.

  Audit Committee

     The Audit Committee had five meetings in 1995. The Audit Committee recommends the appointment of independent public accountants for GTE, reviews the scope of audits proposed by the independent public accountants, reviews internal audit reports on various aspects of corporate operations and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures.

  Executive Compensation and Organizational Structure Committee

     The Executive Compensation and Organizational Structure Committee had eleven meetings during 1995. The functions of this Committee include the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of the GTE Corporation Executive Incentive Plan and the GTE Corporation 1991 Long-Term Incentive Plan, the review of and recommendations concerning directors' compensation and consultation on senior executive continuity and organizational matters.

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

  Nominating Committee

     The Nominating Committee had two meetings during 1995. The functions of this Committee include the consideration of the size and composition of the Board, review and recommendation of individuals for election as directors or officers of GTE, review of criteria for selecting directors, evaluation of directors, as appropriate, and consideration of policies and practices with respect to the functioning of the Board. In carrying out its responsibilities for recommending candidates to fill vacancies on the Board and in recommending a slate of directors for election by the shareholders at the Annual Meeting, this Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary at GTE's Corporate Headquarters. Individuals suggested as candidates should have high level management experience in a large, relatively complex organization or have experience dealing with complex problems. A candidate also must indicate a willingness to attend scheduled meetings of the Board and its Committees.

  Pension Trust Coordinating Committee

     The Pension Trust Coordinating Committee is responsible for reviewing the performance of the portfolios of and investment advisors to GTE's pension plans, approving overall investment policy relating to the assets of the pension plans and monitoring the actuarial soundness of those plans. This Committee had two meetings during 1995.

  Public Policy Committee

     The Public Policy Committee, which had two meetings during 1995, reviews the policies and practices of GTE as to corporate contributions, employee safety and health and assumes such other duties as the Board may from time to time delegate.

  Strategic Issues, Planning and Technology Committee

     The Strategic Issues, Planning and Technology Committee is responsible for reviewing the long-term strategic objectives and goals of the Corporation and the external and internal issues related to those goals and to technology. This Committee had two meetings during 1995.

DIRECTORS' COMPENSATION

  Retainer and Meeting Fees

     Directors who are also employees of GTE are not paid any fees or other remuneration, as such, for service on the Board or any of its Committees.

     Each non-employee director receives an annual retainer of $30,000 plus 200 shares of GTE Common Stock awarded pursuant to the GTE Corporation 1991 Long-Term Incentive Plan ("LTIP"). Non-employee directors receive a retainer of $1,500 for each Committee on which they serve. A director who chairs a Committee receives a retainer of $2,500. In addition, non-employee directors receive $1,200 for each Board or Committee meeting they attend. Non-employee directors are those directors who are not otherwise employees of GTE or its subsidiaries and thus are not otherwise eligible to fully participate in the GTE employee incentive programs, savings plans, or stock purchase plans.

  Other Compensation

     Under the Deferred Compensation Plan for Non-Employee Members of the Board of Directors of GTE Corporation (the "Deferred Compensation Plan"), any non-employee director may elect annually to defer all or any portion of his or her current cash compensation as a director and receive future payments in one or more installments. Amounts deferred under the Deferred Compensation Plan are treated as if held in GTE Common Stock and are accounted for in units with each unit equal

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

to the value of one share of GTE Common Stock ("Common Stock Units"). Common Stock Units increase or decrease in value based on the fair market value of an equivalent number of shares of GTE Common Stock. In addition, cash equal to the dividends on an equivalent number of shares of GTE Common Stock is credited to a non-employee director's account each time a dividend is paid. The cash is then converted into additional Common Stock Units. All payments under the Deferred Compensation Plan are made in cash. A director may elect a payment schedule that begins either on fixed dates in the future at least six months after the close of the year for which the deferral is made, or at any time commencing at least six months after the director retires from the Board.

     Under the Phantom Stock Plan for Non-Employee Members of the Board of Directors of GTE Corporation (the "PSP"), non-employee directors are awarded 300 Common Stock Units annually. Common Stock Units increase or decrease in value based on the fair market value of an equivalent number of shares of GTE Common Stock. The Common Stock Units are held in an account for the director and, each time a dividend is paid, an equivalent amount is converted to Common Stock Units and credited to the director's PSP account. Payments under the PSP are made in cash and a director may elect a schedule of payments beginning no earlier than six months after the director retires from the Board.

     Directors may also elect to invest the balance of their Deferred Compensation Plan account and their PSP account in a variety of investment options other than Common Stock Units beginning six months after the director retires from the Board.

     Messrs. Johnson and Palmer, directors of GTE, also received $4,000 each in meeting and retainer fees during 1995 for serving as directors of Contel Cellular Inc. ("Contel Cellular") until June 1995 and September 1995, respectively. Mr. Johnson also received $8,465 in meeting and retainer fees for serving as a director of BC TEL until April 1995. GTE indirectly owns 50.7% of the voting stock of BC TEL and the balance is held by public shareholders.

  Retirement Plan For Non-Employee Directors

     The Retirement Plan for Non-Employee Members of the Board of Directors of GTE Corporation (the "Directors' Retirement Plan") is designed to provide competitive compensation arrangements for GTE's non-employee directors. Directors who are employees of GTE do not participate in this plan.

     Under the terms of the Directors' Retirement Plan, a non-employee director who retires is eligible to receive annual payments equal to the value of the annual cash retainer in effect on the date of his or her retirement, the value of the most recent award of Common Stock Units under the PSP prior to the director's retirement and the cash equivalent of the most recent award of GTE Common Stock under the LTIP prior to the director's retirement. Payments are made for the lesser of the remainder of the director's life or a period equal to the length of his or her Board service. If a director retires from the Board before reaching age 65, the annual payment is reduced by 5% for each year the director's age is below age 65 up to a maximum of 50%.

     If a director dies before retirement, his or her spouse will receive the director's benefit, unreduced on account of age, for the lesser of the remainder of the spouse's life or a period equal to the length of the director's Board service. If a director dies after retirement, the spouse will continue to receive the benefit being received by the director at the time of his or her death for the lesser of the remainder of the spouse's life or a period equal to the length of the director's Board service.

     One director, Mr. Sloan, who serves on the Board does not participate in the Directors' Retirement Plan. He was formerly a director of Contel Corporation ("Contel"), which merged with a subsidiary of GTE in 1991. Under the terms of the Contel merger agreement, Mr. Sloan continues to participate in the Retirement Plan for Outside Directors of Contel Corporation (the "Contel Directors' Plan"). However, his retirement benefit will be based upon the greater of the annual retainer previously paid by Contel or that paid by GTE at the time of retirement. The Contel

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Directors' Plan provides eligible directors who retired from Contel's Board after attaining age 65 and completing five years of service with, among other things, an annual benefit for the remainder of their life equal to the basic annual retainer for members of the Board in effect during the last full year of the director's service.

CHARITABLE AWARDS PROGRAM

     Non-employee directors and designated senior executives of GTE, including the individuals named in the Summary Compensation Table on page 11, participate in a charitable awards program. Under this program, the Corporation will donate an aggregate of $1 million to up to four tax-exempt educational institutions or public charities designated by the participant. The donations will be paid in five equal annual installments after a participant's death. Generally, the donations will only be paid if: (1) the participant dies while a director or a designated senior officer; or (2) the participant was either (a) a director who separated from service with GTE after completing five or more years of service as a director or (b) a designated senior officer who separated from service after attaining age 65 and completing five or more years of service as an employee of GTE and who was not involuntarily separated from service for cause; or (3) a change in control occurs while the participant is a director or designated senior executive of GTE. The program is financed through the purchase of life insurance by GTE. Participants derive no financial benefit from this program since all charitable deductions accrue solely to GTE.

EXECUTIVE COMPENSATION

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     As members of the Executive Compensation and Organizational Structure Committee (the "Committee"), we review and approve annual salary range adjustments for GTE's executive employee group and administer GTE's executive short- and long-term incentive plans including approving grant and payout targets and awards under those plans. The Committee also evaluates the performance of senior management, including the Chief Executive Officer, and reviews and approves changes to the base salary of executive management of GTE and its subsidiaries. The Committee periodically reports to the Board on its activities.

  Compensation Philosophy

     The Committee works with senior management to develop and approve GTE's executive compensation philosophy and policies, which then form the basis for the Committee's decisions. GTE's executive compensation philosophy relates the level of compensation to GTE's success in meeting its annual and long-term performance goals and achieving long-term returns for shareholders, rewards individual achievement, and seeks to attract and retain executives of the highest caliber. GTE's philosophy is to pay average compensation (including base, bonus and long-term incentives) for average results and above-average compensation for above-average results. The Corporation's comparator group for benchmarking competitiveness includes other major companies, both in telecommunications and general industry. The companies used as comparators have a reputation for excellence and are comparable to GTE in terms of such quantitative measures as revenues, assets, market value and total shareholder return and are viewed as direct competitors for executive talent in the overall labor market. Compensation data for the comparator companies are obtained from benchmarking surveys conducted by nationally recognized independent compensation consultants. These surveys cover more companies than those used in the peer group performance comparison shown in the Performance Graph on page 15. In reviewing the survey data, GTE takes into account how its compensation policies and overall performance compare to similar indices for the comparator group.

     GTE has compared its ratio of base salary to total executive compensation to the practices of the comparator companies. Under GTE's compensation philosophy, base salary is intended to

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

represent less than 40% of executive compensation. The remaining compensation is paid under incentive plans. Payments under these incentive plans are based upon the achievement of annual and long-term performance goals and, accordingly, are "at risk".

  Executive Compensation

     In determining whether to adjust the base salary of an executive, including the Chief Executive Officer, the Committee takes into account individual performance, performance of the operations directed by that executive and the position of compensation in relation to the established salary range. In evaluating whether an executive's total compensation package (base salary plus incentive compensation) should be adjusted, the Committee also takes into account changes in the executive's responsibilities and GTE's competitive philosophy.

     The Committee reviewed Mr. Lee's 1995 performance based upon GTE's financial performance in terms of earnings per share, revenue growth, return on equity ("ROE"), operating cash flow margin ("OCFM"), total shareholder return, asset deployment, and the complexity of managing a multinational corporation in an industry that is experiencing enormous change, as well as his leadership role in the Corporation's restructuring/reorganization. The Committee also based its review upon Mr. Lee's performance with respect to further implementing plans to control costs and streamline operations; providing leadership in the development of legislative reform and regulatory strategies that will lead to increased flexibility; establishing, in anticipation of potential regulatory changes, the capability to offer a full range of wireline, wireless, data and video services; pursuing international telecommunications alliances; enhancing GTE's position with respect to telecommunications technology; and continuing the pursuit of quality, reliability and customer value enhancement. Based on these factors, together with the relative scope of Mr. Lee's job and pay compared to Senior Executive Officers in similar companies, the Committee approved a salary range adjustment and a base salary increase for Mr. Lee.

  Incentive Compensation

     Certain executives are also eligible to receive payments under two incentive plans in addition to their base salary.

     Under the Executive Incentive Plan (the "EIP"), awards are made based upon GTE's performance during the last fiscal year and upon the individuals' achievement of certain goals for their business unit and other individual objectives. At the conclusion of each plan year, the Committee compares GTE's overall performance and that of its business units to established objectives. The Committee then arrives at an overall rating of the Corporation and the business units to determine the percentage payout of incentive awards for each unit and the individual awards for certain senior executives.

     No awards under the EIP are made for any year in which GTE's ROE does not exceed 8%. However, under the terms of the EIP, the Committee shall also take into consideration unusual or extraordinary items or circumstances affecting GTE's financial performance, such as the impact of mandated accounting changes or unusual charges related to acquisitions or divestitures. GTE's 1995 ROE exceeded 8%, excluding the adjustment for Financial Accounting Standard No. 71, and awards under the EIP were made.

     Mr. Lee's EIP award for 1995 is based upon the performance of GTE as a whole and Mr. Lee's performance with respect to critical qualitative and quantitative objectives approved by the Committee. Although GTE does not use specific weighting factors with respect to performance measures, the Committee considered the Corporation's financial and operational performance in 1995, and Mr. Lee's achievement of other non-quantitative objectives. Specifically, Mr. Lee's 1995 objectives included quantitative goals related to earnings per share, total return to shareholders, ROE, operating and net income, revenues, OCFM, and return on investment and asset deployment. Mr. Lee's goals also included significant qualitative objectives such as: progress toward attainment

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

of GTE's five strategic thrusts (voice, video services, data services, wireless business and international telecommunications); continuing re-engineering efforts in all operating units to streamline processes; implementing plans with respect to market leadership programs aimed at taking full advantage of the changing regulatory structure, including speeding up the rollout of new products and services such as video, Tele-Go and Personal Communications Services, and entering into selective joint ventures; effecting operational and financial performance improvements at GTE's international operations; improving certain qualitative financial results including the capital structure; updating and implementing plans relating to GTE's investment in its human resources, including upgrading internal communications, increasing training efforts and aggressive healthcare cost containment; and other goals related to the advancement of technology and the securing of favorable national telecommunications legislation and local regulatory flexibility and, based on the regulatory relief, the establishment of capability to offer a full range of wireline voice, wireless, data and video services.

     EIP awards for the five most highly compensated executives of GTE are included in the "Bonus" column of the Summary Compensation Table on page 11.

     Certain GTE executives also have an opportunity to earn incentive payments under GTE's 1991 Long-Term Incentive Plan (the "LTIP"). The primary purpose of the LTIP is to offer participants an incentive to cause GTE to achieve superior financial performance, thereby helping assure superior performance for the shareholders. Two types of grants are currently used under the provisions of the LTIP -- performance bonuses and stock options, which may include tandem stock appreciation rights.

     Senior executives of GTE, including the five executives named in the Summary Compensation Table, are eligible to receive annual grants of performance bonuses which are earned during a 36-month performance cycle. Awards for the three-year performance cycle ending in 1995 were based on GTE's financial performance during the relevant cycle as measured by GTE's average ROE against pre-established target levels. In 1994, the Committee established an additional measure of corporate performance -- operating cash flow margin ("OCFM"). To transition from awards based solely on performance against ROE targets to awards based on a combination of ROE and OCFM performance, and to bring opportunities to competitive levels, the Committee established a special performance period of a two-year duration to run concurrently with the final two years of the three-year ROE performance cycle ending in 1995. The awards for the additional period were based on GTE's performance against ROE and OCFM goals for the two-year period. The Committee also authorized grants for the three-year performance cycle ending in 1997. The payments under this cycle will be based on GTE's performance against the ROE and OCFM targets established for the full three-year cycle. 75% of the award will be determined based on ROE performance and 25% of the award will be determined based on OCFM performance.

     The Committee established minimum and target award opportunities for each cycle based upon competitive practices. In establishing the targeted performance objectives for ROE and OCFM, the Committee considered past performance, the strategic goals of the Corporation and the plans for implementing those goals. The established targets are designed to facilitate implementing strategic plans and improving performance.

     At the time the performance targets for the current LTIP cycles were established, a Common Stock Unit account was set up for each participant in the LTIP. An initial dollar amount for each account ("Target Award") was determined based on the competitive performance bonus grant practices of the market comparator group. That amount was then divided by the average market price for GTE Common Stock for the calendar week preceding the day the account was established to determine the number of Common Stock Units in the account. The value of the account increased or decreased based on the market price of the GTE Common Stock. An amount equal to the dividends paid on an equivalent number of shares of GTE Common Stock was added on each dividend payment date. This amount was then converted into a number of Common Stock Units obtained by dividing the amount of the dividend by the average price of the GTE Common Stock on the composite tape of the New York Stock Exchange on the dividend payment date and added to the Common Stock Unit Account.

     If the minimum level of the targeted performance range is not attained, no award is paid. If the minimum of the performance target range is achieved, participants receive a payment of 20% of the Target Award for that performance measure. If the target value of the performance range is attained, participants receive a payment of 100% of the Target Award for that performance measure. Superior performance, achieving results in excess of the target value, results in a payment in excess of 100% of the Target Award based upon a formula, as exhibited in footnote 4 under the Long-Term Incentive Plan Table. The formula is applied separately for each performance measure.

     Payouts to the named executives for the 1993-1995 award cycle and 1994-1995 award period are shown in the Summary Compensation Table on page 11. Also shown are historical awards for the 1991-1993, 1992-1994 cycles and 1994 supplement. The awards shown reflect the following combinations of performance: the 1993-1995 ROE goal was not met completely, while the goal for the 1994-1995 award period was exceeded. With respect to these three-year cycles, the Committee had the discretion to adjust targets or performance results to reflect unusual items that the Committee determined were extraordinary, nonrecurring and unrelated to the normal operations of the business and unanticipated or not contemplated at the time the targets were originally established. Grants for the 1995-1997 award cycle are shown in the Long-Term Incentive Plan Awards Table on page 13.

     Under the LTIP, the Committee normally approves grants of stock options, which may include tandem stock appreciation rights ("SARs"). These options are granted to a substantially larger group of executives, including the five executives named in the Summary Compensation Table, than those who are eligible to receive performance bonuses under the LTIP.

     In approving the number of options and SARs awarded under the LTIP, the Committee compares GTE's grant levels to competitive practices with respect to such grants over a period of time. GTE's philosophy is to be at or near a median grant posture of the comparator group of companies. The number of options currently held by any individual participant was not a factor in determining individual grants for 1995. In 1995, Mr. Lee and the other four most highly compensated officers received the awards shown in the Summary Compensation Table on page 11.

     Mr. Lee's supplemental award was the result of the range adjustment, as discussed earlier.

  Internal Revenue Service Rules Relating to Deductibility of Compensation

     In late December 1995, the Internal Revenue Service ("IRS") issued final regulations that apply to the provision in the Internal Revenue Code limiting the tax deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other most highly compensated employees. The IRS regulations limit the amount that a company may deduct to one million dollars per person unless the compensation constitutes "performance based" compensation. The regulations contain transition rules which companies generally may rely on until the first shareholder meeting in 1997.

     In order to comply with the IRS regulations, the Committee has adopted certain procedures to provide for the deductibility of future amounts received under the EIP for 1995 and LTIP for cycles commencing in 1994. The provisions include, but are not limited to, limiting positive discretion and establishing the maximum award payable to any individual participant under the EIP. However, performance bonuses paid under the LTIP for 3-year performance cycles beginning prior to 1994, do not qualify for the performance-based exemption to the one million dollar limit.

  Other Compensation Plans

     GTE also has various broad-based employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. GTE offers an Employees' Stock Plan pursuant to the provisions of Section 423 of the Internal Revenue Code of 1986 as amended (the "Code") under which employees may purchase GTE Common Stock at a discount. The GTE Savings Plan (the "Savings Plan"), pursuant to the provisions of Section 401(k) of the Code, permits employees to invest in a variety of funds on a pre- or after-tax basis. Matching contributions under the Savings Plan are made in GTE Common Stock.

     GTE also maintains pension, insurance and other benefit plans for its employees.

                    Russell E. Palmer, Chairman        Edward H. Budd
                    James R. Barker                    James L. Ketelsen

March 8, 1996

EXECUTIVE COMPENSATION TABLES

     The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information about the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of GTE for services in all capacities to GTE and its subsidiaries.

                                                                                   LONG TERM COMPENSATION
                                                                          -----------------------------------------
                                                                                     AWARDS
                                                                          -----------------------------   PAYOUTS
                                             ANNUAL COMPENSATION                            SECURITIES   ----------
                                     -----------------------------------    RESTRICTED      UNDERLYING      LTIP      ALL OTHER
     NAME AND PRINCIPAL              SALARY               OTHER ANNUAL         STOCK         OPTIONS/     PAYOUTS    COMPENSATION
          POSITION            YEAR   ($)(1)   BONUS($)   COMPENSATION($)     AWARDS(2)       SARS(#)       ($)(3)       ($)(4)
----------------------------- ----   -------  ---------  ---------------  ---------------  ------------  ----------  ------------
Charles R. Lee............... 1995   897,500  1,403,600          0               0            247,100    1,347,500      10,613
 Chairman & Chief             1994   784,615  1,219,500          0               0            182,300      698,100       7,075
 Executive Officer            1993   728,846  1,016,800          0               0             86,000      207,100       7,067

Kent B. Foster............... 1995   762,604    953,200          0               0            187,900      848,300      10,613
 President(5)                 1994   687,608    837,900          0               0            138,100      397,800       7,075
                              1993   603,659    531,700          0               0             58,800      117,100       6,502

Michael T. Masin............. 1995   633,230    797,400          0               0            163,100      683,200      10,613
 Vice Chairman and            1994   564,577    706,500          0               0            117,800      364,600       5,690
 President -                  1993    95,192    119,100          0               0            100,000      130,800           0
 International(6)

Thomas W. White.............. 1995   418,884    443,800          0               0             98,800      331,800      10,613
 President - GTE Telephone
 Operations Group(7)

William P. Barr.............. 1995   382,500    316,400          0               0             47,600      255,100      10,613
 Senior Vice President and    1994   183,577    149,400          0               0             60,000      140,100           0
 General Counsel(8)

---------------
(1) The data in the table includes fees of $20,604, $22,896 and $21,944, respectively, received by Mr. Foster when he served as a director of BC TEL during 1995, 1994 and 1993. Mr. Masin and Mr. White received fees of $6,730 and $16,607, respectively, for serving as directors of BC TEL during 1995. BC TEL is an indirectly-owned subsidiary of GTE.

(2) Neither Messrs. Lee, Foster, Masin, White nor Barr own any restricted shares of GTE Common Stock.

(3) 1995 LTIP Payouts include transition awards for the 1994-95 performance period, which were established by the Committee as a special grant to allow for the smooth transitioning from a single measure of long-term performance (return on equity) to a combined measure (return on equity and operating cash flow margin).

(4) All other compensation for 1995 includes company contributions to the GTE Savings Plan of $6,750 for each of Messrs. Lee, Foster, Masin, White and Barr and company contributions to the GTE Executive Salary Deferral Plan of $3,863 for each of Messrs. Lee, Foster, Masin, White and Barr.

(5) Mr. Foster was elected President in June 1995. He served as Vice Chairman and President -- GTE Telephone Operations Group from October 1993 until June 1995. He had been President -- GTE Telephone Operations Group since 1989.

(6) Mr. Masin joined GTE as Vice Chairman effective October 1993. He was also elected President -- International in June 1995. Prior to joining GTE he was a partner with the law firm of O'Melveny & Myers.

(7) Mr. White was elected President -- GTE Telephone Operations Group in July 1995. He served as an Executive Vice President of GTE Telephone Operations Group since 1991 and had been a Senior Vice President of GTE Telephone Operations Group since 1989.

(8) Mr. Barr was elected Senior Vice President and General Counsel effective July 1994. Prior to joining GTE, he was a partner in the Washington, D.C. office of the law firm of Shaw, Pittman, Potts & Trowbridge since 1993. He served as Attorney General of the United States from 1991 to 1993. Mr. Barr joined the Department of Justice as Assistant Attorney General in charge of the office of Legal Counsel in 1989, and subsequently served as Deputy Attorney General prior to his appointment as Attorney General.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options and tandem stock appreciation rights ("SARs") to the named executive officers of GTE in 1995. The options and SARs were granted under the LTIP. Pursuant to SEC rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                               INDIVIDUAL GRANTS
                              ---------------------------------------------------
                                               PERCENT                              POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF       OF TOTAL                             ASSUMED ANNUAL RATES OF STOCK
                               SECURITIES    OPTIONS/SARS   EXERCISE                PRICE APPRECIATION FOR OPTION
                               UNDERLYING     GRANTED TO    OR BASE                              TERM
                              OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   ------------------------------
            NAME               GRANTED(1)    FISCAL YEAR     ($/SH)       DATE      0%        5%           10%
----------------------------  ------------   ------------   --------   ----------   ---   ----------   -----------
Charles R. Lee..............     215,500         3.81%        33.38      02-13-05   $ 0   $4,523,207   $11,462,694
                                  31,600         0.56%        41.00      11-08-05     0      814,514     2,063,975
Kent B. Foster..............     163,100         2.89%        33.38      02-13-05     0    3,423,364     8,675,477
                                  24,800         0.44%        34.44      07-02-05     0      536,922     1,360,557
Michael T. Masin............     139,000         2.46%        33.38      02-13-05     0    2,917,521     7,393,570
                                  24,100         0.43%        34.44      07-02-05     0      521,766     1,322,155
Thomas W. White.............      63,500         1.12%        33.38      02-13-05     0    1,332,824     3,377,638
                                  35,300         0.62%        35.75      07-30-05     0      793,375     2,010,409
William P. Barr.............      47,600         0.84%        33.38      02-13-05     0      999,093     2,531,899

---------------
(1) Each option was granted in tandem with a SAR, which will expire upon exercise of the option. Under the LTIP, one-third of these grants vest annually commencing one year after the date of grant.

     If the price of the GTE Common Stock appreciates, the value of GTE Common Stock held by the shareholders will also increase. For example, the market value of GTE Common Stock on February 14, 1995 was approximately $32.03 billion based upon the market price on that date. If the share price of GTE's Common Stock increases by 5% per year, the market value on February 14, 2005 of the same number of shares would be approximately $52.18 billion. If the price of GTE's Common Stock increases by 10% per year, the market value on February 14, 2005 would be approximately $83.09 billion.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table provides information as to options and SARs exercised by each of the named executive officers of GTE during 1995. The table sets forth the value of options and SARs held by such officers at year end measured in terms of the closing price of GTE Common Stock on December 29, 1995.

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                           SHARES                      OPTIONS/SARS AT FY-END              AT FY-END($)
                         ACQUIRED ON      VALUE      ---------------------------   -----------------------------
         NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
-----------------------  -----------   -----------   -----------   -------------   -----------     -------------
Charles R. Lee.........     18,600       367,738       553,399        397,301       7,891,305        3,874,739
Kent B. Foster.........          0             0       251,331        299,569       2,836,272        3,071,409
Michael T. Masin.......          0             0       105,932        274,968         826,501        2,714,980
Thomas W. White........     19,800       227,700       105,566        142,134       1,227,717        1,428,689
William P. Barr........          0             0        20,000         87,600         261,250        1,022,300

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

     The LTIP provides for awards, currently in the form of stock options with tandem SARs, other stock-based awards and dollar denominated awards, to participating employees. The stock options and tandem SARs awarded under the LTIP to the five most highly compensated individuals in 1995 are shown in the table on page 12. The LTIP is described in more detail on pages 8 and 9.

                                                                             ESTIMATED FUTURE PAYOUTS
                                   NUMBER OF       PERFORMANCE OR      UNDER NON-STOCK PRICE-BASED PLAN(1)
                                 SHARES, UNITS   OTHER PERIOD UNTIL   --------------------------------------
                                   OR OTHER        MATURATION OR      THRESHOLD(2)    TARGET(3)
             NAME                   RIGHTS             PAYOUT         (# OF UNITS)   (# OF UNITS)   MAXIMUM(4)
-------------------------------  -------------   ------------------   ------------   ------------   --------
Charles R. Lee(5)..............      21,600      3 Years                  4,946         24,732
                                      3,085      30 Months                  687          3,436
                                      1,900      18 Months                  406          2,028
                                        950      6 Months                   194            972
Kent B. Foster(6)..............      15,400      3 Years                  3,527         17,633
                                      2,415      30 Months                  538          2,690
                                      1,450      18 Months                  310          1,548
                                        610      6 Months                   125            624
Michael T. Masin(7)............      13,000      3 Years                  2,977         14,885
                                      2,000      30 Months                  446          2,228
                                      1,200      18 Months                  256          1,281
                                        485      6 Months                    99            496
Thomas W. White(8).............       5,900      3 Years                  1,351          6,755
                                      2,495      29 Months                  556          2,779
                                      1,465      17 Months                  313          1,564
                                        370      5 Months                    76            378
William P. Barr................       4,700      3 Years                  1,076          5,381

---------------
(1) It is not possible to predict future dividends and, accordingly, estimated Common Stock Unit accruals in this table are calculated for illustrative purposes only and are based upon the dividend rate and price of GTE Common Stock at the close of business on December 29, 1995. The target award is the dollar amount derived by multiplying the Common Stock Unit balance at the end of the award cycle by the price of GTE Common Stock.

(2) The Threshold is the level of the average return on equity ("ROE") and the average operating cash flow margin ("OCFM") during the relevant cycle which represents the minimum acceptable performance level for both the ROE and OCFM performance measures. If the Threshold is attained with respect to both performance measures, the award will be equal to 20% of the combined target award for ROE and OCFM. Because ROE and OCFM are separate performance measures, it is possible to receive an award if the Threshold is achieved with respect to only one of the performance measures. If the actual results for one, but not both, performance measures is at the Threshold level, the portion of the award determined by the measure performing at the Threshold level will be at 20% of the target award for that performance measure, and no award will be made for the portion of the award determined by the measure performing at less than the Threshold level. However, if the actual results for both performance measures are below the minimum acceptable performance level, no award will be earned.

(3) The Target is the level of the average ROE and the average OCFM during the cycle which represents outstanding performance for both the ROE and OCFM performance measures. If the Target is attained with respect to both performance measures, the award will be equal to 100% of the target award for ROE and OCFM. If the actual results for one, but not both, performance measures is at the Target level, the portion of the award determined by the measure performing at the Target level will be at 100% of the target award for that performance measure, and the portion of the award determined by the measure performing at less than 100% will be determined accordingly.

(4) This column has intentionally been left blank because it is not possible to determine the maximum award until the award cycle has been completed. The maximum amount of the award is limited by the amount the actual ROE and the actual OCFM exceed the targeted ROE and the targeted OCFM. If GTE's average ROE and OCFM during the cycle exceed their respective performance targets, additional bonuses may be earned according to the following schedule:

                          PERFORMANCE INCREMENT
                              ABOVE MAXIMUM                 ADDED PERCENTAGE
                            PERFORMANCE TARGET              TO MAXIMUM AWARDS
                ------------------------------------------  -----------------
                First and Second 0.1%.....................         +2%
                Third and Fourth 0.1%.....................         +3%
                Fifth and above 0.1%......................         +4%

     For example, if average ROE and OCFM performance each exceed the ROE and OCFM targets by .5%, respectively, the performance bonus will equal 114% of the combined target award.

(5) The award of 21,600 units to Mr. Lee represents the grant for the 1995-97 performance period made in his position as Chairman and Chief Executive Officer. Pursuant to GTE's compensation policies, the other grants shown are incremental, prorated awards made in 1995 when his position was reclassified and apply to the original targets under the 1995-97, 1994-96 and 1993-95 performance periods.

(6) The award of 15,400 units to Mr. Foster represents the grant for the 1995-97 performance period made while he was Vice Chairman and President of GTE Telephone Operations Group. Pursuant to GTE's compensation policies, the other grants shown are incremental, prorated awards made when he was promoted to President and his position was reclassified and apply to the original targets under the 1995-97, 1994-96 and 1993-95 performance periods.

(7) The award of 13,000 units to Mr. Masin represents the grant for the 1995-97 performance period made while he was Vice Chairman. Pursuant to GTE's compensation policies, the other grants shown are incremental, prorated awards made when he took on the additional responsibilities of President -- International and his position was reclassified and apply to the original targets under the 1995-97, 1994-96 and 1993-95 performance periods.

(8) The award of 5,900 units to Mr. White represents the grant for the 1995-97 performance period made while he was an Executive Vice President of GTE Telephone Operations Group. Pursuant to GTE's compensation policies, the other grants shown are incremental, prorated awards made when he was promoted to President -- GTE Telephone Operations Group and apply to the 1995-97, 1994-96, and 1993-95 performance periods.

PERFORMANCE GRAPH

     The following table shows a comparison of five year cumulative total return to shareholders for GTE Common Stock, Standard & Poor's ("S&P") 500 Index, and Standard & Poor's Telephone Index.

      Measurement Period          GTE COMMON       S & P 500      S & P TELE-
    (Fiscal Year Covered)            STOCK           INDEX        PHONE INDEX
1/1/91                               $100             $100           $100
12/31/91                             $125             $130           $108
12/31/92                             $132             $140           $118
13/31/93                             $140             $154           $136
12/31/94                             $129             $156           $130
12/31/95                             $196             $215           $197

        - Assumes $100 Invested on January 1, 1991.
        - S&P Telephone Index is comprised of the common stocks of the Regional Bell Holding Companies plus GTE and Alltel Corporation.

EXECUTIVE AGREEMENTS

     GTE has entered into agreements (the "Agreements") with Messrs. Lee, Foster, Masin, White and Barr regarding benefits to be paid in the event of a change in control of GTE (a "Change in Control").

     A Change in Control is deemed to have occurred if a majority of the members of the Board do not consist of members of the Incumbent Board (as defined in the Agreements) or if, in any 12-month period, three or more directors are elected without the approval of the Incumbent Board. An individual whose initial assumption of office occurred pursuant to an agreement to avoid or settle a proxy or other election contest is not considered a member of the Incumbent Board. In addition, a director who is elected pursuant to such a settlement agreement will not be deemed a director who is elected or nominated by the Incumbent Board for purposes of determining whether a Change in Control has occurred. A Change in Control will not occur in the following situations: (1) certain merger transactions in which there is at least 50% GTE shareholder continuity in the surviving corporation, at least a majority of the members of the board of directors of the surviving corporation consist of members of the Board and no person owns more than 20% (or under certain circumstances, a lower percentage, not less than 10%) of the voting power of the surviving corporation following the transaction, and (2) transactions in which GTE's securities are acquired directly from GTE.

     The Agreements provide for benefits to be paid in the event these individuals separate from service and have a "good reason" for leaving or are terminated without "cause" within two years after a Change in Control of GTE.

     Good reason for leaving includes but is not limited to the following events: demotion, relocation or a reduction in total compensation or benefits, or the new entity's failure to expressly assume obligations under the Agreements. Termination for cause includes certain unlawful acts on the part of the executive or a material violation of his or her responsibilities to the Corporation resulting in material injury to the Corporation.

     An executive who experiences a qualifying separation from service will be entitled to receive up to two times the sum of (i) base salary and (ii) the average of his percentage awards under the EIP for the previous three years. The executive will also continue to receive medical and life insurance coverage for up to two years and will be provided with financial and outplacement counseling.

     In addition, any member of the Office of the Chairman with less than 10 years of service with GTE will receive the following special service credit in the following amounts: two times years of service otherwise credited if the executive has five or fewer years of credited service; 10 years if credited service is more than five and not more than 10 years; and, if the executive's credited service exceeds 10 years, the actual number of credited years of service. These additional years of service will apply towards vesting, retirement eligibility, benefit accrual and all other purposes under the Supplemental Executive Retirement Plan ("SERP") and the Executive Retired Life Insurance Plan. In addition, each executive covered under an Agreement will be considered to have not less than 76 points and 15 years of accredited service for the purpose of determining his eligibility for early retirement benefits. The Agreements provide that there will be no duplication of benefits.

     In order to replace certain pension entitlements that would have been payable to Mr. Masin had he remained with his former employer, he will also receive a single life annuity pension of $200,000 per year (the "Special Pension") with an unreduced surviving spouse benefit when he leaves GTE. He will only be eligible to receive the Special Pension if he meets certain eligibility criteria when he separates from GTE. If he is separated involuntarily after age 60 or a Change in Control occurs at any age and Mr. Masin separates for "good reason" or is terminated without "cause," he will be eligible for postretirement medical benefits.

     Each of the Agreements remains in effect until July 1, 1999 unless terminated earlier pursuant to its terms. The Agreements will be automatically renewed on each successive July 1 unless, not later than December 31 of the preceding year, one of the parties notifies the other that he does not wish to extend his respective Agreement. If a Change in Control occurs, the Agreements will remain in effect until the obligations of GTE (or its successor) under the Agreements have been satisfied.

RETIREMENT PROGRAMS

  Pension Plans

     The estimated annual benefits payable, calculated on a single life annuity basis, under GTE's defined benefit pension plans at normal retirement at age 65, based upon final average earnings (integrated with social security as described below) and years of service, is illustrated in the following table:

                               PENSION PLAN TABLE

                                          YEARS OF SERVICE
FINAL AVERAGE     ----------------------------------------------------------------
  EARNINGS           15           20           25            30             35
-------------     --------     --------     --------     ----------     ----------
   $  300,000     $ 64,085     $ 85,446     $106,808     $  128,169     $  149,531
      400,000       85,835      114,446      143,058        171,669        200,281
      500,000      107,585      143,446      179,308        215,169        251,031
      600,000      129,335      172,446      215,558        258,669        301,781
      700,000      151,085      201,446      251,808        302,169        352,531
      800,000      172,835      230,446      288,058        345,669        403,281
      900,000      194,585      259,446      324,308        389,169        454,031
    1,000,000      216,335      288,446      360,558        432,669        504,781
    1,200,000      259,835      346,446      433,058        519,669        606,281
    1,500,000      325,085      433,446      541,808        650,169        758,531
    2,000,000      433,835      578,446      723,058        867,669      1,012,281
    2,500,000      542,585      723,446      904,308      1,085,169      1,266,031
    2,750,000      596,960      795,946      994,933      1,193,919      1,392,906

     All executive officers of GTE are employees of GTE Service Corporation, a wholly-owned subsidiary, which maintains the GTE Service Corporation Plan for Employees' Pensions (the "Service Corporation Plan"), a noncontributory pension plan for the benefit of all of its employees based on years of service. Pension benefits to be paid from the Service Corporation Plan and contributions to the Service Corporation Plan are related to basic salary exclusive of overtime, differentials, incentive compensation (except as otherwise described) and other similar types of payments. Under the Service Corporation Plan, pensions are computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed the Social Security Integration Level (the portion of salary subject to the Federal Social Security Act), and the 1.45% service credit being applied to that portion of the average annual salary that exceeds said level. As of March 8, 1996, the credited years of service under the Service Corporation Plan for Messrs. Lee, Foster, Masin, White and Barr are 12, 25, 2, 27, and 1, respectively.

     Under federal law, an employee's benefits under a qualified pension plan, such as the Service Corporation Plan, are limited to certain maximum amounts. GTE maintains a SERP, which supplements the benefits of any participant in the Service Corporation Plan in an amount by which any participant's benefits under the Service Corporation Plan are limited by law. In addition, the SERP includes a provision permitting the payment of additional retirement benefits determined in a similar manner as under the Service Corporation Plan on remuneration accrued under management incentive plans as determined by the Executive Compensation and Organizational Structure Committee. SERP benefits are payable in a lump sum or an annuity.

  Executive Retired Life Insurance Plan

     The GTE Corporation Executive Retired Life Insurance Plan ("ERLIP") provides Messrs. Lee, Foster, Masin, White and Barr a postretirement life insurance benefit of three times final base salary. Upon retirement, ERLIP benefits may be paid as life insurance or, optionally, an equivalent amount equal to the present value of the life insurance amount (based on actuarial factors and the interest rate then in effect), as a lump sum payment, as an annuity or as installment payments.

CERTAIN TRANSACTIONS

     During 1995, The Boston Consulting Group, Inc. received fees from GTE's subsidiaries of approximately $2,884,000 for consulting services. Dr. Sandra O. Moose is a director of GTE and a Senior Vice President, Chair of the East Coast Practice and Director of The Boston Consulting Group, Inc.

     GTE's subsidiaries utilized the services of Thompson, Hine and Flory during 1995. Mr. Robert D. Storey is a director of GTE and a partner in that law firm.

     The investment banking firm of PaineWebber Incorporated received underwriting commissions and fees from GTE and its subsidiaries on the sale of securities and financial advisory services during 1995. It is possible that PaineWebber may have received additional brokerage commissions from trustees of the various pension, retirement, savings or similar plans of GTE and its subsidiaries; but any such commissions would not have been as a result of direction by GTE or its subsidiaries with regard to such orders. Mr. Richard W. Jones is a director of GTE and a business consultant for PaineWebber Incorporated.

     Mr. Charles Wohlstetter, who was Vice Chairman and a director of GTE, died during 1995. After Contel merged with a subsidiary of GTE in 1991, GTE assumed and modified Mr. Wohlstetter's agreement with Contel to serve as a consultant for the remainder of his life. The agreement provided that he would be compensated at an annual rate of $824,828 plus the payments he received under the Contel Senior Executive Supplemental Income Plan and pension plan. In the event of Mr. Wohlstetter's death, such agreement provided that GTE would pay his wife during her lifetime one-half of the amounts which would have been payable to Mr. Wohlstetter under the agreement. During 1995, Mr. and Mrs. Wohlstetter each received $274,944, and Mr. Wohlstetter also received miscellaneous compensation from GTE (including personal automobile and aircraft related expenses, club memberships and tax assistance services) valued at $65,079.

OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES FOR DIRECTORS AND EXECUTIVE OFFICERS

  Voting Stock and Stock-Based Holdings

     The table below sets forth (a) the shares of GTE Common Stock beneficially owned by each director, nominee for director, the Chief Executive Officer and the other four most highly compensated executive officers, and by all directors and executive officers as a group; and (b) the total GTE stock-based holdings of the named individuals and the group. No director, nominee for director or executive officer owns as much as one-tenth of one percent of the total outstanding shares of GTE Common Stock, and all directors and executive officers as a group own less than one-half of one percent of the total outstanding shares of GTE Common Stock. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.

     The last column of the table combines beneficial ownership of shares of GTE Common Stock (including shares which may be acquired within 60 days pursuant to the exercise of stock options) with holdings of Common Stock Units by nonemployee directors (which are payable in cash under the Deferred Compensation Plan and the PSP) and by executive officers (which are payable in cash pursuant to deferrals under the EIP and the LTIP). This column indicates the alignment of the named individuals and group with the interests of GTE's shareholders because the value of their total holdings will increase or decrease in line with the price of GTE Common Stock.

                                                                 SHARES
                                                              BENEFICIALLY        GTE STOCK-BASED
                                                               OWNED AS OF        HOLDINGS AS OF
NAME OF DIRECTOR OR NOMINEE                                   MARCH 8, 1996        MARCH 8, 1996
----------------------------------------------------------  -----------------     ---------------
Edwin L. Artzt............................................          2,501                4,304
James R. Barker...........................................          4,200               84,150
Edward H. Budd............................................          4,181               14,085
Robert F. Daniell.........................................            200                  200
Kent B. Foster(1)(2)......................................        422,748              459,858
James L. Johnson(2).......................................        673,543              675,204
Richard W. Jones..........................................         12,288              156,205
James L. Ketelsen.........................................          1,800                3,461
Charles R. Lee(1)(2)......................................        796,562              828,285
Michael T. Masin(1)(2)(4).................................        195,133              206,070
Sandra O. Moose...........................................          1,800                3,461
Russell E. Palmer.........................................          2,200                3,861
Howard Sloan(3)...........................................         54,799               56,460
Robert D. Storey..........................................            700                2,361
                                                                ---------            ---------
                                                                2,172,655            2,497,965
                                                                =========            =========
OFFICERS(1)(2)
----------------------------------------------------------
Charles R. Lee............................................        796,562              828,285
Kent B. Foster............................................        422,748              459,858
Michael T. Masin(4).......................................        195,133              206,070
Thomas W. White...........................................        116,841              116,841
William P. Barr...........................................         98,436               98,436
                                                                ---------            ---------
                                                                1,629,720            1,709,490
                                                                =========            =========
All directors and executive officers as a group(1)(2).....      2,754,038            3,093,749
                                                                =========            =========

---------------
(1) Includes shares acquired through participation in GTE's Consolidated Employee Stock Ownership Plan and/or the GTE Savings Plan.

(2) Included in the number of shares beneficially owned by Messrs. Lee, Foster, Masin, White, Barr and Johnson and all directors and executive officers as a group are 695,165, 367,865, 191,531, 106,699, 97,600, 596,900, and
    2,369,497, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.

(3) Includes 10,797 shares held in trusts on behalf of a member of Mr. Sloan's family. Mr. Sloan has voting and investment power with respect to these shares but disclaims any beneficial interest therein.

(4) Mr. Masin participated in the Deferred Compensation Plan and the PSP while he was a non-employee director of GTE. In October 1993, Mr. Masin became an employee of GTE. He is no longer eligible to receive or defer additional compensation under the Deferred Compensation Plan or to receive new grants under the PSP.

DIRECTOR AND EXECUTIVE OFFICER SECURITIES REPORTS

     The Federal securities laws require GTE's directors and executive officers, and persons who own more than 10% of a registered class of GTE's equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation.

     To GTE's knowledge, based solely on review of the copies of such reports furnished to GTE and representations that no other reports were required, all persons subject to these reporting requirements filed the required reports on a timely basis.

                                    ITEM 1.

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. Messrs. Budd, Johnson, Ketelsen and Lee are nominated for election by GTE's shareholders as Class I directors. Mr. Daniell was elected a director in March 1996 but was not assigned to a specific class. He is nominated for election by GTE's shareholders as a Class II director. In order to better balance the number of directors in each class, Mr. Masin, who is presently serving as a Class I director, is nominated for election by GTE's shareholders as a Class II director. All nominees for both Class I and Class II directors are currently directors and, other than Mr. Daniell, were previously elected by the shareholders. The Class I directors will serve for a term of three years which expires at the Annual Meeting of Shareholders in 1999 or when their successors are elected and qualified. The newly-elected Class II directors, Messrs. Daniell and Masin, will serve for a term of one year which expires at the Annual Meeting of Shareholders in 1997 or when their successors are elected and qualified. Each nominee is at present available for election.

     Prior to the Annual Meeting, Mr. Howard Sloan, a Class II director, will reach the mandatory age for retirement. Accordingly, he will retire from the Board at the conclusion of the Annual Meeting.

     If all the nominees for directors are elected by GTE's shareholders at the Annual Meeting, the Board of Directors will then consist of 13 directors, 10 directors whose principal occupations are outside GTE and 3 directors who are presently employees of GTE. The following provides information about the nominees for directors and the continuing directors.

THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES.

                            BIOGRAPHICAL INFORMATION

      NOMINEE, AGE AND
  YEAR ELECTED A DIRECTOR              PRINCIPAL OCCUPATION AND OTHER INFORMATION
---------------------------------------------------------------------------------------------
                               NOMINEES FOR CLASS I DIRECTORS
                            TERM EXPIRING AT 1999 ANNUAL MEETING
---------------------------------------------------------------------------------------------
EDWARD H. BUDD              Retired Chairman of the Board of The Travelers Corporation. From
62     1985                 January 1994 to September 1994, Mr. Budd was Chairman of
------------------          Travelers Insurance Group, Inc. Mr. Budd was elected President and Chief Operating Officer of The Travelers Corporation in 1976,
                            Chief Executive Officer in 1981 and Chairman in 1982. He is a
                            Director of the Travelers Group Inc., Delta Air Lines, Inc. and a
     [PHOTO]                member of The Business Council. He is Chairman of the Audit
                            Committee and a member of the Nominating Committee and the
                            Executive Compensation and Organizational Structure Committee of
                            GTE.
------------------
---------------------------------------------------------------------------------------------
JAMES L. JOHNSON            Retired Chairman and Chief Executive Officer. Mr. Johnson, who
68     1985                 retired in 1992, has been designated Chairman Emeritus by the
------------------          Board. He joined GTE in 1949 and has held a variety of management positions within the Telephone Operations Group. He was elected
                            President of the GTE Telephone Operations Group in 1981, Senior
                            Vice President of GTE and President and Chief Operating Officer
     [PHOTO]                of its Telephone Operations Group in December 1983, President and
                            Chief Operating Officer of GTE in March 1986 and became Chairman and Chief Executive Officer in May 1988. Mr. Johnson is a
                            Director of MONY (The Mutual Life Insurance Company of New York),
------------------          Valero Energy Corporation, Harte-Hanks Communications, Inc., The
                            Finover Group, Walter Industries, Inc. and CellStar Corporation.
                            He is also a Trustee of the Joint Council on Economic Education.
                            Mr. Johnson is a member of the Audit Committee, the Pension Trust
                            Coordinating Committee and the Strategic Issues, Planning and
                            Technology Committee of GTE.

---------------------------------------------------------------------------------------------
JAMES L. KETELSEN           Retired Chairman of Tenneco Inc. Mr. Ketelsen retired as Chairman
65  1986                    of Tenneco in 1992. He was elected Executive Vice
------------------          President -- Finance of Tenneco Inc. in 1972 and was appointed
                            Chairman and Chief Executive Officer in 1978. He is a Director of
                            J.P. Morgan & Co. Incorporated and its principal subsidiary,
                            Morgan Guaranty Trust Company of New York, and of Sara Lee
     [PHOTO]                Corporation and a Trustee of Northwestern University. Mr.
                            Ketelsen is Chairman of the Pension Trust Coordinating Committee
                            and a member of the Executive Compensation and Organizational
                            Structure Committee and the Public Policy Committee of GTE.
------------------
---------------------------------------------------------------------------------------------

                            BIOGRAPHICAL INFORMATION

      NOMINEE, AGE AND
  YEAR ELECTED A DIRECTOR              PRINCIPAL OCCUPATION AND OTHER INFORMATION
---------------------------------------------------------------------------------------------
                               NOMINEES FOR CLASS I DIRECTORS
                            TERM EXPIRING AT 1999 ANNUAL MEETING
---------------------------------------------------------------------------------------------
CHARLES R. LEE              Chairman and Chief Executive Officer. Mr. Lee joined GTE in 1983
56     1989                 as Senior Vice President -- Finance and in 1986 he was named
------------------          Senior Vice President -- Finance and Planning. He was elected
                            President and Chief Operating Officer, effective January 1, 1989, and became Chairman and Chief Executive Officer in 1992. Prior to
                            joining GTE, he held various financial and management positions
     [PHOTO]                in the steel, transportation and entertainment industries. Mr.
                            Lee is a Director of United Technologies Corporation, USX
                            Corporation and The Procter & Gamble Company. He is a member of the Business Roundtable, a Trustee of the Board of Trustees of
------------------          Cornell University, a Trustee of the National Planning
                            Association and Chairman of the New American Realities Committee
                            of the National Planning Association, a member of The Conference
                            Board, Harvard Business School's Board of Directors of the
                            Associates, and a Director of the Stamford Hospital Foundation.
                            Mr. Lee is a Personal Trustee of the GTE Foundation and a member of the Strategic Issues, Planning and Technology Committee of
                            GTE.

      NOMINEE, AGE AND
  YEAR ELECTED A DIRECTOR              PRINCIPAL OCCUPATION AND OTHER INFORMATION
---------------------------------------------------------------------------------------------
                               NOMINEES FOR CLASS II DIRECTORS
                            TERM EXPIRING AT 1997 ANNUAL MEETING
---------------------------------------------------------------------------------------------
ROBERT F. DANIELL           Chairman, United Technologies Corporation. Mr. Daniell was
62     1996                 elected Chairman, United Technologies Corporation, effective
------------------          January 1, 1987. He relinquished the offices of President and
                            Chief Operating Officer in February 1992 and the office of Chief
                            Executive Officer in April 1994. Mr. Daniell was elected
                            President and Chief Operating Officer in 1984 and named to the
     [PHOTO]                additional post of Chief Executive Officer effective January 1,
                            1986. He was elected Senior Vice President -- Defense Systems in
                            1983 and had served as Vice President of United Technologies from
                             1982 to 1983 and President of Sikorsky Aircraft from 1981 to
------------------          1983. He is a director of Shell Oil Co. and Travelers Group Inc.
---------------------------------------------------------------------------------------------
MICHAEL T. MASIN            Vice Chairman of the Board and President -- International. Mr.
51     1989                 Masin was elected Vice Chairman in October 1993 and President --
------------------          International in June 1995. Prior to that, he was Managing
                            Partner of the New York office of the law firm of O'Melveny &
                            Myers and Co-chair of the firm's International Practice Group.
                            Mr. Masin joined the firm in 1969 and became a partner in 1977.
     [PHOTO]                He is a Director of TCW Management Co., BC Telecom Inc., BC TEL,
                            Compania Anonima Nacional Telefonos de Venezuela (CANTV) and
                            VenWorld. Mr. Masin is a member of the Board of Trustees of
                            Carnegie Hall, the Board of Directors of the China America
------------------          Society, the Dean's Advisory Council of Dartmouth College, the
                            US-Canada Private Sector Advisory Council of the Inter-American
                            Development Board, the Business Committee of the Board of
                            Trustees of the Museum of Modern Art, the Council on Foreign
                            Relations, and a Personal Trustee of the GTE Foundation.
---------------------------------------------------------------------------------------------

     The following provides information about the members of the Board of Directors who are continuing in office, as well as Mr. Sloan, who will retire from the Board at the conclusion of the Annual Meeting.

                            BIOGRAPHICAL INFORMATION

  DIRECTOR, AGE
 AND YEAR ELECTED             PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------------------------------------------------------
                                     CLASS II DIRECTORS
                            TERM EXPIRING AT 1997 ANNUAL MEETING
--------------------------------------------------------------------------------
JAMES R. BARKER             Chairman of The Interlake Steamship Co. and Vice
60     1976                 Chairman of Mormac Marine Group, Inc. and the Moran
                            Towing Company. Mr.Barker is also a Director and a
principal owner of Meridian Aggregates, Inc., a producer of aggregate products for the construction and railroad industries. Mr. Barker was formerly Chairman of the Board of Moore McCormack Resources, Inc. and Chairman of that company's operating subsidiaries since April 1971. He was also Chief Executive Officer of Moore McCormack Resources, Inc. from 1971 to January 1987. In 1969, Mr. Barker co-founded a management consulting firm, Temple, Barker & Sloane, Inc., and served in the capacity of Executive Vice President. He is a Director of The Pittston Company and Eastern Enterprises and is Vice Chairman of the Board of Trustees of Stamford Hospital. Mr. Barker is Chairman of the Nominating Committee and a member the Executive Compensation and Organizational Structure Committee and the Strategic Issues, Planning and Technology Committee of GTE.

RICHARD W. JONES            Business Consultant, PaineWebber Incorporated. From
70     1966-1974            1977 to 1988 he was Managing Director and Executive
JANUARY 1975                Vice President of the investment banking firm of
                            E.F. Hutton & Company, Inc. Prior to assuming that
position, Mr. Jones was associated with Paine, Webber, Jackson & Curtis Incorporated, investment bankers, having served as Senior Vice President and a Director of that firm from 1973 to 1977. Mr. Jones was also associated with Mitchum, Jones & Templeton Incorporated, investment bankers, having served as President of that firm from 1961 through 1970 and Chairman of the Board from 1970 through 1973. He is a member of the Audit Committee and the Public Policy Committee of GTE.

HOWARD SLOAN                Mr. Sloan is a private investor. Prior to joining
72     1991                 GTE's Board he was a Director of Contel Corporation.
                            Mr. Sloan is a Director of Melville Biologies Inc.,
a Trustee and Chairman of the Board of the New York Blood Center and a Trustee of Lincoln Center Theater. He is a member of the Audit Committee, the Public Policy Committee and the Pension Trust Coordinating Committee of GTE.

                            BIOGRAPHICAL INFORMATION

    DIRECTOR, AGE
  AND YEAR ELECTED               PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------------------------------------------------------
                                     CLASS III DIRECTORS
                            TERM EXPIRING AT 1998 ANNUAL MEETING
--------------------------------------------------------------------------------
EDWIN L. ARTZT              Chairman of the Executive Committee and Director of
65     1984                 The Procter & Gamble Company. Mr. Artzt was
                            Chairman of the Board and Chief Executive Officer
from January 1990 until July 1995. Mr. Artzt had served as Vice Chairman of the Board of The Procter & Gamble Company and President of Procter & Gamble International since 1984. Prior to that, he was an Executive Vice President since 1980 and had served as Group Vice President for European operations. Mr. Artzt is a Director of Teradyne, Inc., Delta Air Lines, Inc., American Express Company, Barilla S.p.A. and a member of the Business Council. Mr. Artzt is Chairman of the Strategic Issues, Planning and Technology Committee, and a member of the Nominating Committee and the Pension Trust Coordinating Committee of GTE.

KENT B. FOSTER              President. Mr. Foster served as Vice Chairman of
52     1992                 the Board of Directors from October 1993 until June
                            1995 and President of GTE Telephone Operations
Group from January 1989 until June 1995. Since joining GTE in 1970, Mr. Foster served in a number of positions of increasing responsibility throughout the GTE system. Mr. Foster serves on the Board of Directors of New York Life Insurance Company, NationsBank of Texas and the Dallas Symphony Orchestra. He is a Trustee of The Dallas Museum of Art and a member of the Dallas Opera Executive Board. Mr. Foster is also a Personal Trustee of the GTE Foundation.

SANDRA O. MOOSE             Senior Vice President, Director and Chair of the
54  1978                    East Coast Practice, The Boston Consulting Group,
                            Inc. She is a Director of Rohm and Haas Company and
twenty-seven investment companies sponsored by The New England Funds, a Corporator of New England Deaconess Hospital, a member of the Dana-Farber Cancer Institute and a Director of the Harvard University Graduate School Alumni Association. She is Chairperson of the Public Policy Committee and a member of the Audit Committee and the Strategic Issues, Planning and Technology Committee of GTE.

RUSSELL E. PALMER           Chairman and Chief Executive Officer, The Palmer
61     1984                 Group. Mr. Palmer was formerly Dean, The Wharton
                            School, University of Pennsylvania from 1983 until
June 1990. Prior to that, he was Managing Director and Chief Executive Officer of Touche Ross International (now Deloitte and Touche), a worldwide accounting firm. Mr. Palmer joined Touche Ross in 1956 and was elected Managing Director of Touche Ross International in 1974. Mr. Palmer is a Director of Bankers Trust New York Corporation and its subsidiary, Bankers Trust Company, May Department Stores Company, Allied-Signal, Inc., Safeguard Scientifics, Inc., Imasco Limited and Federal Home Loan Mortgage Corporation. He has been President of the Financial Accounting Foundation and a member of the Board of Directors of the American Institute of Certified Public Accountants. Mr. Palmer is a former member of the Presidential Commission on Management Improvement and serves on the boards of a number of charitable and civic organizations. He is Chairman of the Executive Compensation and Organizational Structure Committee and a member of the Nominating Committee and the Strategic Issues, Planning and Technology Committee of GTE.

                            BIOGRAPHICAL INFORMATION

    DIRECTOR, AGE
   AND YEAR ELECTED              PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------------------------------------------------------
                                     CLASS III DIRECTORS
                            TERM EXPIRING AT 1998 ANNUAL MEETING
--------------------------------------------------------------------------------
ROBERT D. STOREY            Partner with the Cleveland law firm of Thompson,
59     1985                 Hine and Flory. Mr. Storey previously was a partner
                            with the Cleveland law firm of McDonald, Hopkins,
Burke & Haber Co., L.P.A. Mr. Storey joined its predecessor firm in 1967 and became a partner in 1971. In 1964 he began his career as an attorney with The East Ohio Gas Company and in 1966 he became Assistant Director of The Legal Aid Society of Cleveland. He is a Director of Bank One, Cleveland, The Procter & Gamble Company and May Department Stores Company. Mr. Storey is a Trustee of Case Western Reserve University and the Kresge Foundation and a former Trustee of Phillips Exeter Academy, Cleveland State University and Overseer of Harvard University. He is a member of the Audit Committee, the Nominating Committee and the Public Policy Committee of GTE.

                                    ITEM 2.

     The following resolution will be offered by the Board of Directors at the meeting:

     RESOLVED: That the appointment of Arthur Andersen LLP by the Board of Directors of the Corporation to conduct the annual audit of the financial statements of GTE Corporation and its subsidiary companies for the year ending December 31, 1996 is ratified, confirmed and approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors first appointed Arthur Andersen LLP ("Arthur Andersen"), independent public accountants, as its auditors in 1935 and has reappointed the firm as auditors each succeeding year to date. As a result of Arthur Andersen's knowledge of GTE's operations and reputation in the auditing field, the Board of Directors is convinced that the firm has the necessary personnel, professional qualifications and independence to act as GTE's auditors. The Board has again selected Arthur Andersen as GTE's auditors for the year 1996 and recommends that the shareholders ratify and approve the selection. Arthur Andersen's fees for recurring auditing and tax services for GTE and all of its subsidiaries for the year ended December 31, 1995 are estimated at $10.4 million.

     In the event this resolution does not receive the necessary vote for adoption, or if for any reason Arthur Andersen ceases to act as auditors for GTE, the Board of Directors will appoint other independent public accountants as auditors. Representatives of Arthur Andersen will attend the Annual Meeting. They will have the opportunity to make a statement and also will be available to respond to appropriate questions from shareholders at the Annual Meeting.

                                    ITEM 3.

     Mr. John J. Gilbert, representing 300 shares of GTE Common Stock and/or Margaret R. Gilbert, representing 300 shares of GTE Common Stock and Margaret R. Gilbert and John J. Gilbert, co-trustees under the will of Caston J. Gilbert for 300 shares of GTE Common Stock, and representing an additional family interest of 800 shares of GTE Common Stock, and also representing Corporate Democracy, Inc. (a not-for-profit-corporation), 29 East 64th Street, New York, New York 10021-7043, for 300 shares of GTE Common Stock; and Margaret R. and/or John J. Gilbert trustees under the will of Samuel Rosenthal for 1,400 shares of GTE Common Stock; and M. Allan Frank, 6882 East Center Avenue, Denver, Colorado 80224-1503, representing 100 shares of GTE Common Stock; and Edward and/or Edith Rudy, Box 7077, Yorkville Station, New York, New York 10128-7077, who state that they are the beneficial owners of 519.262 shares of GTE Common Stock, have informed GTE that they intend to propose the following resolution at the Annual

Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

     "RESOLVED: That the stockholders of GTE Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

     The following is the statement submitted in support of this proposal:

     "Continued, very strong support along the lines we suggest were shown at the last annual meeting when 38%, a large increase over the previous year, 37,363 owners of 254,832,548 shares, were cast in favor of this proposal. The vote against included 43,860 unmarked proxies.

     ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as Pacific Enterprises, Katy Industries, Hanover Direct and others. Also, Lockheed-Martin in the recent merger ended the stagger system.

     Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

     Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it, they now do not have a staggered board.

     Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

     If you agree, please mark your proxy FOR; if you disagree mark AGAINST.
NOTE: PROXY OR PROXIES NOT MARKED WILL BE VOTED FOR THIS RESOLUTION."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that a staggered board where approximately one-third of the directors are elected annually, is in the best interests of the Corporation and its shareholders. Unlike companies that have had a staggered board since their incorporation, GTE submitted the creation of a staggered board to the vote of its shareholders at a special meeting in 1986. Approximately 75.6% of the Corporation's shares voted at that meeting voted to approve the creation of a staggered board. This proposal seeks to reverse that action.

     GTE continues to believe that this system is in the best interests of the Corporation and its shareholders. This system helps provide continuity and stability of GTE's management and policies because a majority of the directors at any one time will have prior experience as directors of GTE and in-depth knowledge of the Corporation. This system permits directors to effectively represent the interests of all shareholders in a variety of circumstances, including those created by a minority shareholder.

     Approximately 44% of the companies listed in the "Forbes Super 50" have a staggered board. The Board recommends a vote against this proposal.

                                    ITEM 4.

     GTE has been notified by the Ursuline Provincialate, Eastern Province of the United States, 323 East 198th Street, Bronx, New York 10458-3105, which states that it is the owner of 3,100 shares of GTE Common Stock; the Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, Texas 77223-0969, which states that it is the owner of 1,400 shares of GTE Common Stock; the Dominican Congregation of Our Lady of the Rosary, Sparkill, New York 10976, which states that it is the owner of 2,000 shares of GTE Common Stock; the Sisters of Charity of Saint Vincent de Paul, Mount St. Vincent Motherhouse, 150 Bedford Highway, Halifax, Nova Scotia B3M3J5, Canada, which states that it is the owner of 6,000 shares of Common Stock; the Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, New York 10017-4594, which states that it is the owner of 25,000 shares of GTE Common Stock; the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, which states that it is the owner of 564,835 shares of GTE Common Stock; the Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, which states that it is the owner of 869 shares of GTE Common Stock; and the Sisters of Loretto (Loretto Literary and Benevolent Institution), 3126 South Osceola, Denver, Colorado 80236-2332, which states that it is the owner of 120 shares of GTE Common Stock, that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

     "WHEREAS in fiscal year 1994, the United States controlled 55 -- 70% of the world's arms market, delivering $12 billion in weapons. Since the fall of the Berlin Wall, the U.S. delivered over $62 billion in weapons -- almost half of the total worldwide exports. ('Arms Trade News', 7/95).

     WHEREAS the last three times the U.S. sent troops into combat in significant numbers, in Panama, Iraq and Somalia, they faced adversaries that received U.S. weapons or military technology in the period leading to the conflict. U.S. weapons supplied to anti-Communist rebels in Angola and Afghanistan under the Reagan Doctrine have been used for devastating civil wars; in the Afghan case, U.S.-supplied Stinger missiles turned up on the international black market as prized items sought by all manner of rebel groups and terrorist organizations. ('Sale of the Century', Commonweal, William Hartung, 5/20/94).

     'U.S. Weapons at War: United States Arms Deliveries to Regions of Conflict', (World Policy Institute, 1995) shows the U.S. was a major arms supplier in one-third of the 50 ethnic and territorial conflicts currently raging. The study says some 45 parties involved in the conflicts purchased over $42 billion in U.S. arms in the last ten years.

     WHEREAS our company ranked 20 among Department of Defense leading corporations with contracts in excess of $788 million.

     RESOLVED the shareholders request the Board of Directors to provide a comprehensive report on GTE's foreign military sales. The report, prepared at reasonable cost, should be available to all shareholders by December, 1996, and may omit classified and proprietary information."

     The following is the statement submitted in support of this proposal:

     "Global security is security of people. The cold-war notion of using arms sales to maintain balances of power or support allies has been discredited by 1990s experience, when alliances, governments and boundaries in large parts of the world are in flux.

     We are disturbed at industry's claims and lobbying efforts asserting the only way to keep jobs is to promote foreign military sales. We believe such statements are inconsistent with co-production agreements and transfer of technology to foreign companies. Offset arrangements on major sales often give business to overseas suppliers. Such contracts with foreign companies/governments have harsh repercussions on U.S. workers during this time of accelerated down-sizing of our workforce.

     Therefore, it is reasonable for shareholders to ask:

     1. Criteria used to promote foreign sales.

     2. Procedures used to negotiate sales directly with foreign governments or through the U.S. government. For example, what determines which weapons are direct commercial arms sales and what must be negotiated through the Pentagon? What percentage is commercial arms sales and what is foreign military sales?

     3. Categories of military equipment exported for the past three years, with as much statistical information as is permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

     4. Analysis of legislation establishing a code for U.S. arms transfers, e.g., no sales to governments that violate human rights of their own citizens, engage in aggression against neighbors, come to power through undemocratic means or ignore international arms control arrangements."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     GTE believes that the defense needs and foreign policy of the United States are properly the responsibility of our government and our duly elected public officials. GTE is proud to be able to supply communications and electronic systems which help to protect the United States, its military forces and our allies. Foreign military sales represent a very small percentage of GTE's overall sales and revenues. Moreover, as a responsible corporate citizen, GTE expects to continue to support the U.S. Government and to offer its products and services in defense of the United States, the American people and their interests.

     GTE does not manufacture or sell weapons to any government in the United States or abroad. GTE has acted and will continue to act as a socially responsible and ethical corporate citizen not only in its military contracting but in all its business activities. GTE has in place a comprehensive ethics program which requires compliance with U.S. laws as well as laws of any foreign country with which it does or proposes to do business. GTE conducts ongoing training programs to ensure that its employees understand and are aware of the requirements under this program.

     Accordingly, GTE does not believe that the report requested would provide significant, relevant information.

                                    ITEM 5.

     GTE has been notified by the National Council of the Churches of Christ in the U.S.A., 475 Riverside Drive, Room 880, New York, New York 10115-0050, which states that it is the owner of 2,000 shares of GTE Common Stock, that it intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

"Be it resolved: A report shall be prepared at reasonable cost, by September, 1996, excluding confidential information and shall focus on the following areas:

          1. A copy of the consolidated EEO-1 report for 1993, 1994 and 1995 available to shareholders upon request.

          2. Report the number of discrimination complaints and lawsuits concerning race, gender and the physically challenged. The cost to the company and shareholders from discrimination lawsuits and alternatives to resolve the issue.

          3. Report any federal audit, corporate management review, and letter of compliance with corrective measures enacted to protect the company's government contracts and legal penalties.

          4. Report to shareholders on race, ethnicity and gender among top management.

          5. A description of any policies and programs utilizing the purchase of goods and services from minority-and/or female-owned business enterprises."

     The following is the statement submitted in support of this proposal:

     "In 1994 corporations spent more than $2.2 billion on legal fees and related discrimination settlements. Also, the Equal Employment Opportunity Commission (EEOC) reported that over 155,000 discrimination complaints were filed in 1994. The high cost of legal expenses, the potential loss of government contracts and both the social and financial consequences of a damaged corporate image from discrimination allegations place this issue high upon a priority list for shareholders. Companies must better reflect the market-place, the customer, trading partners, and the diverse workforce through all levels of its organization.

     CEOs from 28 major companies have cited changing demographics of the labor force, the diverse national consumer market, and rapid globalization of the marketplace as reasons for expanding diversity. Over 100 major employers publicly report on work diversity and EEO-1 information. Corporate publications available to their shareholders such as: Capital Cities/ABC's Commitment Report for shareholders, Kmart Corporation's Reflections of America, U.S. Air's Affirming Workplace Diversity, Amoco's Diverse Work Force and Sears' Corporate Responsibility Report, just to name a few, are disclosing EEO statistics for public review.

     Many California corporations provide this data voluntarily, including all of the regulated utilities and most of the major banks. Southern California Edison, for example, has informed the Glass Ceiling Commission that it supports public reporting of this kind.

     The bi-partisan Glass Ceiling Commission was established to study and make recommendations on the Glass Ceiling by 1995. Concerned investors have closely watched the development of this study. Secretary of Labor, Robert Reich and a 21 member Glass Ceiling Commission released a report called "Good For Business:
Making Full Use of The Nation's Human Capital." This report is an important analysis for shareholders because it shows that in the U.S. we select from less than 1/2 the total talent in our workforce. For example, women and minorities who represent over 57% of the workforce represent only 3% of the executive management positions. This is a serious deficiency in our ability to select the most talented people for our top management positions. It affects our competitive position if we stifle this gifted portion of our workforce.

     Through this resolution we are asking our company to report to shareholders the progress we have made and the obstacles we still have to overcome."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     GTE is strongly committed to equal employment opportunity as evidenced by its policies and programs. GTE has taken and continues to take a variety of actions in support of that goal. These actions include adopting an equal employment policy that is communicated to employees and reinforced in a variety of communications; establishing a corporate-wide Workforce Diversity Forum in 1992; designating a senior member of management to lead workforce diversity efforts; conducting focus groups; conducting training programs for managers in a variety of areas including employment law and workforce diversity; establishing relationships with numerous minority organizations and educational institutions to enhance GTE's efforts to attract talented candidates for employment; and a variety of other initiatives. GTE is also a significant contributor to educational initiatives designed to enhance educational and employment opportunities for minorities.

     More specifically, GTE's Associate Development, College Relations and Summer Intern Programs serve as a prime source of attracting, hiring and retaining qualified females and minorities. For example, women and minorities account for a significant number of all Associates hired as potential future management personnel. A conscientious effort is made on an on-going basis to establish a high ratio of both females and minorities.

     To further accelerate our efforts to attract, hire and retain female and minority employees, GTE maintains active membership in a variety of organizations and regularly attends career fairs conducted by associations of minority professionals.

     Other initiatives which demonstrate GTE's commitment to the hiring and advancement of women and minorities can be found throughout the business units in activities which include: mentor program, career counseling, cultural awareness, diversity symposiums and workshops, flexible leaves of absence for dependent care, flexible work schedules, telecommuting, job sharing, child care initiatives and cross-functional training (job swapping).

     GTE will continue to implement these and other initiatives, enhancing our position as a global business leader in the area of diversity. Communications which highlight our many accomplishments will be published as deemed appropriate.

     The foregoing affirms GTE's commitment and efforts towards equal employment opportunity and the recruiting, hiring and retaining of women and minorities for management positions throughout the organization. Therefore, the Board of Directors does not believe that the additional reporting requested by the proponent would serve any useful purpose.

                                    ITEM 6.

     GTE has been notified by the Missionary Oblates of Mary Immaculate, 8818 Cameron Street, Silver Spring, Maryland 20910-4113, which states that it is the beneficial owner of 2,000 shares of GTE Common Stock; and Lois Van Lear, c/o Progressive Securities, 2435 S.W. Fifth Avenue, Portland, Oregon 97201, who states that she is the beneficial owner of 676 shares of GTE Common Stock, that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

     "WHEREAS WE BELIEVE:

     The responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

     Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;

     Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems.

     Uniform standards for environmental reports permit comparisons of performance over time. It also allows companies to attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.

     WHEREAS: The Coalition for Environmentally Responsible Economies
(CERES) -- which comprises large institutional investors (including shareholders of this Company) with $160 billion in stockholdings, public interest representatives, and environmental experts -- consulted with corporations and produced comprehensive public standards for both environmental performance and reporting. Over 80 companies, including Sun (Oil), General Motors, H.B. Fuller, Polaroid, and Arizona Public Service Company have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability. Fortune 500 endorsers speak enthusiastically about the benefits that flow from working with CERES: increasing public credibility; adding 'value' to the company's environmental initiatives; and advancing the company's own environmental plans and agenda.

     In endorsing the CERES Principles, a company commits to work toward:

      1. Protection of the biosphere
      2. Sustainable use of natural resources
      3. Waste reduction and disposal
      4. Energy conservation
      5. Risk reduction
      6. Safe products and services
      7. Environmental restoration
      8. Informing the public
      9. Management commitment
     10. Audits and reports.

     (Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, Tel.:
617-451-0927.)

     RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact."

     The following is the statement submitted in support of this proposal:

     "Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaborating with this corporate-environmental-investor-community coalition to develop: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing.

     We invite our Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually publishing an environmental report in the format of the CERES Report. This will complement -- not supplant -- internal corporate environmental policies and procedures.

     Without such public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards upheld by management and stakeholders alike. Shareholders are asked to vote FOR this resolution to encourage our Company to demonstrate environmental leadership and accountability."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     GTE is concerned about the environment and the ways in which its operations affect the environment. GTE takes environmental issues seriously and is committed to a clean and safe environment.

     As stated in the Corporation's Standards of Business Conduct, GTE and its operating units are committed to complying with all laws, environmental regulations and reporting requirements. In addition to complying with governmental laws and regulations, GTE strives to improve the environment by avoiding or reducing:

     -- Use of materials which may harm the environment;

     -- Environmentally sensitive discharges; and

     -- Fuel consumption, energy usage, and emissions.

     GTE's business units continue to accomplish these objectives in many ways, including: reducing the use of hazardous materials by substituting non-hazardous materials as new technologies become available; by promoting recycling; by upgrading material containment and disposal operations; and by utilizing environmentally friendly, low-energy consuming products.

     The Board of Directors believes that implementation of the proposal, though well-intentioned, would serve to burden the Corporation and its shareholders with additional requirements and costs while not providing any greater environmental protection than already exists.

     GTE finds the CERES Principles to be ambiguous in several respects and also to cause some concerns to be raised. For example, implementation of the Principles would require GTE to complete a CERES environmental report. However, no generally accepted environmental audit standards by which to create such a report presently exist. Additionally, the CERES report form does not relate to the majority of GTE's businesses which are of a service nature.

     In summary, the Board of Directors believes that the environment is important and that the Corporation continues to take significant steps to ensure that it contributes in a meaningful way to the preservation and enhancement of a safe and healthy environment for the present and future generations. Accordingly, the Board recommends a vote against this proposal.

                                    ITEM 7.

     GTE has been notified by Fred Wilson and Mazie M. Wilson, 3011 North Miles Drive, Edmond, Oklahoma 73034-4112, representing 100 shares of GTE Common Stock, that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

     "RESOLVED: That all bonuses in excess of $30,000 be approved by the stockholders at the Annual Stockholders Meeting."

     The following is the statement submitted in support of this resolution:

     "IT IS MY OPINION THAT THE EXECUTIVES ARE NOT JUSTIFIED IN RECEIVING THE UNUSUALLY LARGE INCENTIVES AND BONUSES WHICH ARE APPARENTLY AWARDED BY THE BOARD OF DIRECTORS. IT SEEMS THAT THE FINE SALARIES THAT THEY ALREADY RECEIVE SHOULD BE SUFFICIENT JUSTIFICATION AND INCENTIVE FOR DOING A GOOD JOB. IF THE EXECUTIVES CANNOT GET ALONG ON THE FANTASTIC SALARIES THAT THEY ARE BEING PAID, THEN LET THEM MOVE ON TO 'GREENER PASTURES."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that GTE has established criteria for setting competitive compensation levels, including incentive awards. The Executive Compensation and Organizational Structure Committee (the "Compensation Committee") has adopted a compensation philosophy that relates employees' compensation levels to GTE's success in meeting both annual and long-term goals, and is competitive with other major companies in the telecommunications and general industry groups. GTE believes that this philosophy aligns the employees' interest with that of GTE's shareholders in promoting strong operational results and shareholder returns.

     As discussed in the report of the Compensation Committee, a key element of GTE's compensation philosophy is that a large portion of an executive's compensation is "at risk." This means that there is a significant upside as well as downside risk in such an individual's compensation depending on GTE's performance, financial and otherwise. In determining the amount of awards, the Compensation Committee evaluates performance against specific criteria established under GTE's employee compensation plans. Each of the plans under which bonuses are awarded has been approved by shareholders. Frequently, the criteria upon which the Compensation Committee makes its evaluations are based on confidential information which, for competitive reasons, should not be shared with the public.

     Because GTE believes that the availability of incentive compensation encourages superior operating results, GTE has greatly expanded the number of employees eligible to receive incentive compensation. Under this proposal, shareholders could be required to consider awarding bonuses to several thousand employees. Accordingly, the Board believes that the proposal is impractical. The Board recommends a vote against this proposal.

                                    ITEM 8.

     GTE has been notified by Mr. Kenneth Steiner, 14 Stoner Avenue, Suite 2-M, Great Neck, New York 11021, representing 508 shares of GTE Common Stock, that he intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

     "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

     The following is the statement submitted in support of this resolution:

     "At last year's annual meeting of stockholders a similar resolution was approved by a significant number of voting shares.

     Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as 'golden parachutes'. These contracts are awarded without shareholder approval.

     The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

     Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

     I am a founding member of the Investors Rights Association of America and it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

     I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that agreements with key executives that provide a reasonable, but not excessive, contingent benefit in the event of a change in control of GTE that results in the elimination of an executive's job or that otherwise adversely affects him or her are an appropriate element of sound corporate governance and serve the best interest of the shareholders. Agreements of this type are common among major corporations and are an important component in being able to compete for top management talent.

     The separation benefits under the GTE agreements (which are described on pages 15 and 16 of this Proxy Statement) are modest when compared to similar types of separation benefits that are payable under agreements that have been adopted by many other companies. It is important to note that under the GTE agreements, no benefit is paid unless (1) a change in control occurs, and (2) thereafter, the executive is discharged from employment or is otherwise adversely affected by the change in control. Thus, it is the potential acquirer -- and not the executive -- who controls whether the termination benefits will be owed. Moreover, it is common for these types of agreements to provide that upon a change in control, an executive will receive benefits relating to compensation of up to three times his or her compensation. GTE's agreements limit the payment to two times compensation.

     GTE's change in control agreements are designed to ensure that management objectively assesses any proposal relating to a change in control of GTE, and advises the Board as to whether the proposal is in the best interest of GTE and its shareholders without undue concern for personal financial loss or other uncertainties. Therefore, the agreements are intended to minimize rather than create a conflict of interest for executives in the event of a proposal for a change in control. As a result, the Board strongly believes that the executives covered by the agreements do not have any financial or other incentive to act detrimentally to the shareholders' interest. Moreover, the agreements have no current cost to GTE or its shareholders.

     The Board believes that requiring shareholder approval of these agreements may weaken the Board's flexibility to act promptly, decisively and with a competitive edge with respect to attracting and retaining seasoned executives, thereby potentially depriving the Corporation and the shareholders of the strength and leadership necessary to strive for long-term maximization of shareholder value.

                                    ITEM 9.

     GTE has been notified by Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, representing 900 shares of GTE Common Stock, that he intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

     "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

     The following is the statement submitted in support of this resolution:

     "At last year's annual meeting of stockholders a similar resolution was approved by a significant number of voting shares.

     Aside from the usual reasons, presented in the past, regarding 'double dipping', that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

     Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

     But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. I am a founding member of the Investors Rights Association of America and I feel this practice perpetuates a culture of corporate management 'cronyism' that can easily be at odds with shareholder and company interest.

     A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

     I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The best interests of GTE and its shareholders are served by having the most talented, experienced and committed individuals serving as outside directors. In order to attract and retain highly sought after individuals for its Board service, GTE must provide a competitive total compensation program. GTE views this benefit as a form of deferred compensation based upon the years of service of the director on GTE's Board. GTE regularly examines its compensation package and compares it to other major companies. GTE has determined that paying a portion of total compensation in the form of a benefit paid after retirement is appropriate.

     The retirement benefit that is payable under the Retirement Plan for Non-Employee Members of the Board of Directors (the "Directors Retirement Plan") is only paid for a period equal to the number of years that the director served on GTE's Board and is based upon the annual directors' compensation in effect at the time he or she retires. The annual compensation includes three components -- the cash retainer, the value of certain shares awarded to directors under the PSP and the value of shares awarded to directors under the LTIP. Two of the three components of compensation are stock based and, accordingly, the retirement benefit is closely tied to GTE's stock and re-enforces the mutual interest of GTE's directors and shareholders. Moreover, the design of this plan ensures that this commonality of interest is long-term and continues beyond a director's retirement date. Therefore, the Board of Directors recommends a vote against the proposal.

                                    ITEM 10.

     GTE has been notified by the International Brotherhood of Electrical Workers, 6603 East Chelsea Street, Tampa, Florida 33610, and sponsors Guy A. Langlais, 5158 Lancewood Drive, Sarasota, Florida 34232, Harrison L. Thornhill, 3200 Lucerne Park Road, Winter Haven, Florida, 33880, Richard O'Lone, 1833 Oakdale Lane S., Clearwater, Florida 34624, and Linda K. Shirley, 3605 W. Reynolds, Plant City, Florida, 33567, each representing at least 100 shares of GTE Common Stock, that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

     "WHEREAS, in 1991 GTE's outside board of directors received an approximate 44% increase in their retainer which automatically increased their retirement by approximately 44%;

     WHEREAS, in 1994 Mr. Lee, C.E.O. of GTE, did in fact enjoy an increase in total compensation of approximately $1,465,114 (55.0%)(including the difference in the value of options granted in 1993 and 1994 as determined using a Black-Scholes model);

     WHEREAS, in 1994 Mr. Foster, President of GTE's Telops Group, did in fact enjoy an increase in total compensation of approximately $1,253,262 (72.0%)(including the difference in the value of options granted in 1993 and 1994 as determined using a Black-Scholes model);

     WHEREAS, we believe that the top executives are not sharing in cost cutting measures and in fact are enhancing their pay with business efficiencies which adversely affect rank and file employees;

     WHEREAS, we believe the employees feel that all business efficiencies are not being shared equally;

     RESOLVED, that the shareholders request the board of directors:

     Take all necessary steps to establish criteria to guide management in setting fair executive compensation levels whereby (a) any individual executive officer's compensation (wages, bonuses, and stock grants, options and rights) would not exceed 75 times the wages of GTE's average hourly employee and (b) that executive wages and compensation be more closely linked to company profits."

     The following is the statement submitted in support of this proposal:

     "This proposal is submitted by members and/or officers of Local 824, International Brotherhood of Electrical Workers.

     1. The economic health and viability of GTE and its shareholders is intrinsically linked to the economic health and viability of the United States economy.

     GTE's success is, in large part, dependent on the corporation's ability to sell its goods and services to an affluent society. Year after year, GTE's hourly employees have had an adjusted-for-inflation wage decrease. In effect GTE's corporate strategy is denying GTE itself a segment of affluent society necessary for GTE's future success.

     The huge disparity in the compensation of the Board of Directors and GTE's hourly employees is counter-productive in establishing a team approach to the competitive and technological challenges GTE faces now and in the future. By establishing a link between the Board of Directors compensation and the hourly employees compensation, all GTE employees and shareholders will share equitably in the fruits of GTE's labors and in the promise of a prosperous future.

     2. In order to remain competitive in a world market and limit demands on the resources of the company, top executives must become 'lean and mean' in a like manner with their employees.

     The 1992 10-K report states 'access lines increased by approximately 4%, these lines were serviced by 5% fewer employees.' The 1993 10-K report states that access lines increased by 15% from 1988 to 1992 while GTE's United States employment has decreased 27% in the same time period. As shareholder/employees we witness daily that 'increased productivity' has come at the expense of GTE's customers.

     The years 1993, 1994 saw dramatic fluctuation in executive compensation levels without any appreciable increases in GTE's executive productivity. It is in the best interest of GTE and its' shareholders to establish criteria to insure all compensation is earned not granted."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors strongly believes that GTE has established criteria for setting competitive compensation levels. As discussed in the Report of the Executive Compensation and Organizational Structure Committee of GTE's Board of Directors (the "Executive Compensation Committee"), the Executive Compensation Committee approves the salary ranges for executives and reviews the salary and increases in base salary for all senior executives of GTE's subsidiaries and for all senior executives of GTE.

     The Executive Compensation Committee has adopted a compensation philosophy that relates the level of compensation to GTE's success in meeting annual and long-term goals, rewards individual achievement and is competitive with other major companies in the telecommunications and general industry. GTE believes that this philosophy enables it to attract and retain the most qualified individuals to lead GTE's business undertakings. In determining executives' compensation, the Executive Compensation Committee relies on competitive data and carefully assesses GTE's overall performance and individual achievement.

     Accordingly, the Board of Directors believes that criteria are already in place to ensure that the compensation of GTE's executives is competitive and closely linked to GTE's performance. As shown in the Summary Compensation Table on page 11, the cash compensation for Messrs. Lee and Foster increased in 1994 by approximately 38.4% and 53.6%, respectively. The increases in total compensation specified in the proposal include values assigned to the options awarded to Messrs. Lee and Foster. Options can be valued by using a number of methods, which can yield very different results. Moreover, the options represent unrealized value to an executive unless the price of GTE Common Stock increases. The Board of Directors recommends a vote against the proposal establishing a limit on compensation based upon a stated multiple of other employee compensation.

                                    ITEM 11.

     GTE has been notified by the International Brotherhood of Electrical Workers Telephone Coordinating Counsel No. 2, Neal M. Davis, Schuchat, Cook & Werner, The Shell Building, Second Floor, 1221 Locust Street, Saint Louis, Missouri 63103-2364, representing 60 shares of GTE Common Stock, that it intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

     "RESOLVED: The Shareholders of the GTE Corporation recommend that the Board of Directors consider the following nonbinding proposal: With respect to future compensation of active executive officers of GTE, the GTE shareholders recommend that the Board of Directors voluntarily take whatever steps it deems necessary and proper to implement a plan which would limit the total annual cash compensation (salary plus bonuses awarded under the Executive Incentive Plan) of GTE executive officers so that this compensation will not be increased by an amount greater than the average percentage pay increases granted to GTE employees annually."

     The following is the statement submitted in support of this proposal:

     "In recent years, there has been widespread public debate concerning executive compensation policies and practices. Often this debate has focused on what is perceived by many to be excessive salaries, bonuses and incentives granted to senior executive officers in America, particularly when compared to compensation packages of their counterparts in Japan and Germany. The debate over excessive executive compensation is also a part of a larger concern over the growing inequity in income distribution in America. An article in the New York Times reported on figures made public by the U.S. Census Bureau showing that the typical American household saw its income decline in

1993 by about $300, even though the economy grew by 3%. From 1989 to 1993, the typical American household lost $2,344 in annual income, a fall of 7%. While the Census Bureau reported that average per capita income was up by 1.8% in 1993, most of the benefits flowed to the wealthiest Americans. The Census Report showed record levels of inequality, with the top fifth of American households earning 48.2% of the nation's income, while the bottom fifth earned just 3.6%. This Shareholder Proposal is a modest attempt to address this unfortunate trend.

     This proposal recommends that the Board of Directors implement a plan to limit annual executive compensation so that this compensation increases no more than the average annual pay increase granted to other GTE employees. The proposal is intended to assure shareholders and employees that GTE's hard earned profits will be used for research and development, equipment modernization, and other endeavors which build a stronger, more profitable, and more competitive corporation. Furthermore, this proposal could establish GTE as a leader in creatively addressing the issue of executive compensation, thereby enhancing its corporate image.

     If you agree, please mark your proxy FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board believes that arbitrary limits on executive compensation called for in the proposal would interfere with GTE's ability to attract, retain and reward key executives in a manner commensurate with their contributions to GTE and, accordingly, recommends a vote against the proposal.

     GTE's executive compensation structure is designed to attract and retain talented executives who can lead GTE and direct its business efforts in an increasingly competitive environment. As discussed in the Report of the Executive Compensation and Organizational Structure Committee of GTE's Board of Directors (the "Executive Compensation Committee"), a key element of executive compensation structure is that no less than 60% of an executive's compensation is "at risk." This means that there is a significant upside as well as downside risk in such an individual's compensation depending on GTE's performance, financial and otherwise. Accordingly, it is not practical to establish an arbitrary limit on the total increase in compensation in a given year.

     The amount of wage increases for employees represented by unions is based upon negotiations between the company and the union. The Executive Compensation Committee sets the executive pay ranges based upon comparative data from similar companies. The ranges are generally broad and allow for recognition of individual experience and performance. The Executive Compensation Committee reviews the salary and increases in base salary for all senior executives of GTE's subsidiaries and for all senior officers of the Corporation. The Board of Directors believes that adequate review and controls on executive salaries are already in place. Moreover, it believes that the amount of increases granted to executives is consistent with GTE's performance.

OTHER MATTERS

     The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting and knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy or proxies in accordance with the judgment of the Board of Directors.

     Financial statements for GTE and its consolidated subsidiaries are included in GTE's Annual Report to shareholders for the year 1995 which was mailed to shareholders beginning March 8, 1996.

     A COPY OF GTE'S 1995 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE AFTER MARCH 31, 1996 WITHOUT CHARGE TO THOSE SHAREHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING GTE. TO OBTAIN A COPY, PLEASE WRITE TO: MARIANNE DROST, SECRETARY, GTE CORPORATION, ONE STAMFORD FORUM, STAMFORD, CONNECTICUT 06904.

                                           By order of the Board of Directors,

                                                    MARIANNE DROST
                                                      Secretary

Dated: March 8, 1996

                           [ROUTES TO GTE CORPORATION
                      ANNUAL SHAREHOLDERS MEETING GRAPHIC]

                                                    [GTE LOGO]
                                                    GTE Corporation
                                                    One Stamford Forum
                                                    Stamford, Connecticut 06904
                                                    Telephone: 203-965-2000

March 8, 1996

The Annual Meeting of Shareholders of GTE Corporation will be held at 2:00 P.M., Local Time, on Wednesday, April 17, 1996, at the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut.

The Proxies will vote your shares in accordance with your directions on this card. If you return the card and do not indicate your choices on this card, the Proxies will vote your shares in accordance with the directors' recommendations.

Please fill in the boxes on the proxy card to indicate how your shares should be voted, sign and date your proxy card and return it as soon as possible in the enclosed postpaid envelope. If you do not sign and return your proxy card, the Proxies cannot vote your shares at the Annual Meeting.

                                                    Marianne Drost
                                                    Secretary


                          PLEASE DETACH AT PERFORATION

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.


--------------------------------------------------------------------------------
GTE'S DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

1.  Election of directors:
    Edward H. Budd,
    Robert F. Daniell,
    James L. Johnson,
    James L. Ketelsen,
    Charles R. Lee,
    Michael T. Masin.

FOR / /     WITHHELD / /
For all nominees except as noted below:

---------------------------------------


2.  Ratification of appointment of auditors.

FOR / /     AGAINST / /     ABSTAIN / /
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
GTE'S DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSALS 3 THROUGH 11.
--------------------------------------------------------------------------------

3.  Eliminate the staggered election of directors.

FOR / /     AGAINST / /     ABSTAIN / /


4.  Report on foreign military sales.

FOR / /     AGAINST / /     ABSTAIN / /


5.  Report on EEO/Affirmative Action Program.

FOR / /     AGAINST / /     ABSTAIN / /


6.  Endorse the CERES Principles.

FOR / /     AGAINST / /     ABSTAIN / /


7.  Require shareholder vote on executives' bonuses in excess of $30,000.

FOR / /     AGAINST / /     ABSTAIN / /


8. Require shareholder vote on contracts paying compensation on a change in control.

FOR / /     AGAINST / /     ABSTAIN / /


9.  Eliminate non-employee directors' retirement plan.

FOR / /     AGAINST / /     ABSTAIN / /


10. Limit executives' compensation.

FOR / /     AGAINST / /     ABSTAIN / /


11. Limit executives' pay increases.

FOR / /     AGAINST / /     ABSTAIN / /
--------------------------------------------------------------------------------

Change of address. / /

If you have commented on reverse side. / /

To discontinue duplicate mailings. / /

MARK ABOVE FOR

--------------------------------------------------------------------------------

Signature ________________________________ Date ___________________

Signature ________________________________ Date ___________________

                PLEASE SIGN THIS PROXY AS NAME(S) APPEAR ABOVE.

                          PLEASE DETACH AT PERFORATION

                             [GTE CORPORATION LOGO]                        P
                                                                           R
                                                                           O
                                                                           X
                                                                           Y


PROXY SOLICITED BY BOARD OF DIRECTORS FOR GTE'S ANNUAL MEETING
OF SHAREHOLDERS ON APRIL 17, 1996.

The owner of the shares represented by this proxy hereby appoints Charles R. Lee and Marianne Drost, or either of them, Proxies to vote at GTE's Annual Meeting of Shareholders on April 17, 1996 and any adjournments or postponements thereof on matters which may properly come before the Annual Meeting, in accordance with and as more fully described in the Notice of Meeting and Proxy Statement, receipt of which is acknowledged.

THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH YOUR DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS.



                                                                  ------------
PLEASE SIGN ON THE OPPOSITE SIDE AND RETURN                       SEE OPPOSITE
THE PROXY CARD IN THE ACCOMPANYING ENVELOPE.                          SIDE
                                                                  ------------